Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of this 29th day of December, 2010, by and among (i) Sourcefire, Inc., a Delaware corporation (“Parent”), (ii) Cloud Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), (iii) Immunet Corporation, a California corporation (the “Company”), (iv) Oliver Friedrichs and Alfred Huger (each a “Significant Shareholder” and collectively the “Significant Shareholders”) and (v) Oliver Friedrichs in his capacity as Shareholders’ Representative (as defined herein). Parent, Merger Sub, the Company, the Significant Shareholders and the Shareholders’ Representative are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings given to such terms as set forth in Appendix A hereto.
     WHEREAS, the respective Boards of Directors of Merger Sub and the Company deem it advisable and in the best interests of such corporations and their respective shareholders that Merger Sub be merged with and into the Company with the Company being the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, such Boards of Directors have approved the Merger, pursuant to which among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company and all options, warrants and other rights to acquire or receive any shares of capital stock of the Company shall be converted into the right to receive the Merger Consideration set forth herein;
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent and Merger Sub to enter into this Agreement, (i) each of the Company employees has entered into and delivered to Parent a Proprietary Information Agreement, (ii) each of the Company employees has entered into an employment arrangement with Parent or a subsidiary thereof to be effective as of the Closing Date (as defined below) pursuant to his or her execution of an offer letter (each, an “Offer Letter”, and together with the Proprietary Information Agreements, the “Employee Agreements”) and (iii) each Person who may receive any payments and/or benefits referred to in Section 6.12(e) hereof has executed and delivered to the Company a 280G Waiver, substantially in the form attached hereto as Exhibit A (a “280G Waiver”);
     WHEREAS, as a material inducement to Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Shareholders set forth on Appendix B hereto (the “Key Shareholders”) is entering into a shareholders agreement dated as of the date hereof in the form attached hereto as Exhibit B (the “Shareholders’ Agreement”);
     WHEREAS, approval of the principal terms of the Merger requires the Requisite Vote, and immediately after the execution and delivery hereof, the Company shall submit this Agreement and the Merger to the Shareholders for approval by written consent in lieu of a special meeting of the Shareholders pursuant to Section 603 of the CGCL; and
     WHEREAS, the Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the CGCL, (i) Merger Sub shall merge with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the CGCL as a wholly owned subsidiary of Parent, and (iii) the separate existence of the Company with all of its assets, property rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.
     1.2 Effective Time. As promptly as practicable after the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Articles VII and VIII, the Parties hereto shall cause the Merger to be consummated by (i) executing and filing on the Closing Date an agreement of merger in the form of Exhibit C hereto with the Secretary of State of the State of California, in such form as required by and executed in accordance with the relevant provisions of the CGCL (the “Plan of Merger”), and (ii) making such other filings and taking such other actions as may be required by Law to make the Merger effective hereinafter. The Merger shall become effective at such date and time as the Plan of Merger is accepted for filing by the Secretary of State of the State of California or at such later date and time as may be permitted or required by the CGCL and specified in the Plan of Merger by mutual agreement of Parent, Merger Sub and the Company (the date and time the Merger becomes effective being the “Effective Time”).
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, in the Plan of Merger and in the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, property, rights, privileges, immunities, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.4 Articles of Incorporation; Bylaws. At the Effective Time and without any further action on the part of the Parties, (i) the Articles of Incorporation of the Surviving Corporation shall be amended so as to be in the form attached hereto as Exhibit D and (ii) the bylaws of the Surviving Corporation shall be amended so as to be in the form attached hereto as Exhibit E, until thereafter amended or repealed in accordance with their terms, as provided, in the Surviving Corporation’s Articles of Incorporation and as provided by Law.
     1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

     1.6 Effect of Merger on Capital Stock.
          (a) The aggregate maximum consideration (the “Merger Consideration”) to be paid in exchange for the acquisition by Parent and Merger Sub of all outstanding Company Stock and all outstanding unexpired and unexercised options, warrants or other rights to acquire or receive any Company Stock, whether vested or unvested, if any, and for the other covenants of the Company provided in this Agreement shall be, subject to adjustment as provided herein, an amount equal to Twenty-One Million Dollars ($21,000,000), comprised of the following (i) the Closing Amount, as adjusted pursuant to the terms and conditions of Section 1.11 hereof, plus (ii) the First Performance Amount (if any) plus (iii) the Second Performance Amount (if any) plus (iv) such portion of the Deferred Payment actually distributed to the Shareholders pursuant to the terms herein.
          (b) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the holder of any shares of Company Stock or Merger Sub Common Stock, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall automatically cease to be outstanding and shall be canceled and retired and shall cease to exist and will be converted automatically following the surrender of the certificate representing such shares of Company Stock in the manner provided in Section 1.13, into the right to receive, that portion, if any, of the Merger Consideration, without interest, as set forth below:
               (i) each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Series A Preferred Stock to be canceled pursuant to Section 1.6(b)(iii) and any Dissenting Shares as defined in and to the extent provided in Section 1.15) shall be canceled and converted automatically into the right to receive (A) an amount in cash, without interest, equal to the Series A Per Share Closing Amount and (B) an amount in cash, without interest, equal to the product of (x) the Pro Rata Share multiplied by (y) any proceeds or distributions of the Deferred Payment (if, when and to the extent distributed to the Shareholders pursuant to the terms herein);
               (ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock to be canceled pursuant to Section 1.6(b)(iii) and any Dissenting Shares as defined in and to the extent provided in Section 1.15) shall be canceled and converted automatically into the right to receive: (A) an amount in cash, without interest, equal to the Common Per Share Closing Amount, plus (B) the contingent right to receive, in accordance with Section 1.7 hereof, an amount equal to the First Pro Rata Performance Amount (if any) plus (C) the contingent right to receive, in accordance with Section 1.7 hereof, an amount equal to the Second Pro Rata Performance Amount (if any) plus (D) an amount in cash, without interest, equal to the product of (x) the Pro Rata Share multiplied by (y) any proceeds or distributions of the Deferred Payment (if, when and to the extent distributed to the Shareholders pursuant to the terms herein);
               (iii) each share of Company Stock, if any, held by the Company as treasury stock immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto;
               (iv) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation, and all of such shares, as converted, shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation; and
               (v) each share certificate of Merger Sub evidencing ownership of any shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation; and
               (vi) each share of Company Stock converted pursuant to clauses (i) and (ii) of this Section 1.6(b) shall automatically cease to be outstanding and shall be canceled and retired and shall cease to exist and each holder of a certificate representing any such share of Company Stock shall cease to have any rights with respect thereto, except the right to receive such holder’s respective portion of the Merger Consideration and all payments pursuant to this Section 1.6 shall be made in accordance with the Articles of Incorporation.
     1.7 Performance Payments. Each holder of Company Common Stock, Company Options and Common Warrants at the Effective Time (a “Performance Payment Recipient”) shall be eligible to receive Performance Payments, if and only to the extent earned, as set out in this Section 1.7. Nothing in this Agreement creates a fiduciary duty on the part of Parent or any of Parent’s Affiliates to any Performance Payment Recipient in respect of the Performance Payments.
          (a) Beta Version. If the Company develops the Enterprise Software Product to the point that it is suitable for release as a Beta Version, and the Company releases such Beta Version to the Company’s beta test community (the “Beta Release”) on or before the second (2nd) anniversary of the Effective Time, then Parent shall pay the First Performance Amount to the Performance Payment Recipients, on the following schedule: (i) if the Beta Release occurs on or before the first (1st) anniversary of the Effective Time, Parent shall pay to each Performance Payment Recipient, within five (5) business days after the date of the Beta Release, the First Pro Rata Performance Amount for each share of Company Common Stock held by such person, or subject to a Company Option or Common Warrant held by such person, as of immediately prior to the Effective Time; and (ii) if the Beta Release occurs after the first (1st) anniversary of the Effective Time, Parent shall pay to each Performance Payment Recipient, within five (5) business days after the second (2nd) anniversary of the Effective Time, the First Pro Rata Performance Amount for each share of Company Common Stock held by such person, or subject to a Company Option or Common Warrant held by such person, as of immediately prior to the Effective Time. If the Company does not release a Beta Test Version before the second (2nd) anniversary of the Effective Time, the First Performance Amount shall be forfeited without payment.
          (b) General Availability (GA) Version. If the Company develops the Enterprise Software Product to the point that it is suitable for release to the public as a GA Version, and the Company releases such GA Version to the public (the “GA Release”) on or before the second (2nd) anniversary of the Effective Time, then Parent shall pay the Second Performance Amount to the Performance Payment Recipients, on the following schedule: (i) if the GA Release occurs on or before the first (1st) anniversary of the Effective Time, Parent shall pay to each Performance Payment Recipient, within five (5) business days after the date of the GA Release, the Second Pro Rata Performance Amount for each share of Company Common Stock held by such person, or subject to a Company Option or Common Warrant held by such person, as of immediately prior to the Effective Time; and (ii) if the GA Release occurs after the first (1st) anniversary of the Effective Time, Parent shall pay to each Performance Payment Recipient, within five (5) business days after the second (2nd) anniversary of the Effective Time, the Second Pro Rata Performance Amount for each share of Company Common Stock held by such person, or subject to a Company Option or Common Warrant held by such person, as of immediately prior to the Effective Time. If the Company does not release a GA Version before the second (2nd) anniversary of the Effective Time, the Second Performance Amount shall be forfeited without payment.
          (c) Effect of Force Majeure. Notwithstanding the foregoing provisions of this Section 1.7, if a force majeure event occurs that materially impairs the Company’s ability to release the Beta Version or the GA Version by the second (2nd) anniversary of the Effective Time, then the Board of Directors may, in its sole discretion, extend such two-year deadline by an appropriate time, taking into account the circumstances, duration and severity of the force majeure event, and such new deadline shall replace each reference to the “second (2nd) anniversary” in the applicable sections of this Section 1.7.
          (d) Conduct During Performance Payment Period. If, at any time after the effective time of a Corporate Transaction, Parent (or its successor in interest) takes any action that materially and adversely reduces the resources available for the development of the Enterprise Software Product from the resources budgeted immediately prior to such effective time, and such reduction in resources is the primary cause of any failure to meet the conditions necessary for payment of the Performance Payments set forth in Sections 1.7(a) and (b), then, upon the second (2nd) anniversary of the Effective Time, the Performance Payment Recipients shall be entitled to receive the Performance Payment that would have been payable upon delivery of the Beta Version or GA Version, as applicable.
     1.8 Stock Options.
          (a) The Company shall take all actions necessary to provide that at the Effective Time each Company Option that is outstanding, unexercised and unexpired immediately prior to the Effective Time, whether vested or unvested, and as to which the holder thereof executes a Company Option Termination Agreement (the “Option Termination Agreement”), shall be accelerated in full, cancelled and converted into and represent the right to receive: (A) in accordance with the Company Option Termination Agreement, an amount in cash, without interest, equal to the Common Per Share Closing Amount, minus the exercise price per share attributable to such Company Option, plus (B) the contingent right to receive, in accordance with Section 1.7 hereof, an amount equal to the First Pro Rata Performance Amount (if any) plus (C) the contingent right to receive, in accordance with Section 1.7 hereof, an amount equal to the Second Pro Rata Performance Amount (if any) plus (D) an amount in cash, without interest, equal to the product of (x) the Pro Rata Share multiplied by (y) any proceeds or distributions of the Deferred Payment (if, when and to the extent distributed to the Shareholders pursuant to the terms herein). Any amount paid pursuant to this Section 1.8 in respect of Company Options shall be subject to any applicable Taxes required to be withheld with respect to such payment.
          (b) With respect to Option Termination Agreements, the Company shall mail such agreements to the applicable holders of Company Options immediately after the execution of this Agreement, and shall use commercially reasonable efforts to have such agreements executed by such holders and delivered to the Company at least one day prior to the Closing Date.
     1.9 Warrants.
          (a) The Company shall take all actions necessary to provide that at the Effective Time each Series A Warrant that is outstanding, unexercised and unexpired immediately prior to the Effective Time, whether vested or unvested, and as to which the holder thereof executes a Series A Warrant Termination Agreement (the “Series A Warrant Termination Agreement”), shall be accelerated in full, cancelled and converted into and represent the right to receive (A) in accordance with the Series A

Warrant Termination Agreement, an amount in cash, without interest, equal to the Series A Per Share Closing Amount, minus the exercise price per share attributable to such Series A Warrant and (B) an amount in cash, without interest, equal to the product of (x) the Pro Rata Share multiplied by (y) any proceeds or distributions of the Deferred Payment (if, when and to the extent distributed to the Shareholders pursuant to the terms herein). Any amount paid pursuant to this Section 1.9 in respect of Series A Warrants shall be subject to any applicable Taxes required to be withheld with respect to such payment. With respect to the Series A Warrant Termination Agreements, the Company shall mail such agreements to the applicable holders of Series A Warrants immediately after the execution of this Agreement, and shall use commercially reasonable efforts to have such agreements executed by such holders and delivered to the Company at least one day prior to the Closing Date.
          (b) The Company shall take all actions necessary to provide that at the Effective Time each Common Warrant that is outstanding, unexercised and unexpired immediately prior to the Effective Time, whether vested or unvested, and as to which the holder thereof executes a Common Warrant Termination Agreement (the “Common Warrant Termination Agreement”), shall be accelerated in full, cancelled and converted into and represent the right to receive (A) in accordance with the Common Warrant Termination Agreement, an amount in cash, without interest, equal to the Common Per Share Closing Amount, minus the exercise price per share attributable to such Common Warrant, plus (B) the contingent right to receive, in accordance with Section 1.7 hereof, an amount equal to the First Pro Rata Performance Amount (if any) plus (C) the contingent right to receive, in accordance with Section 1.7 hereof, an amount equal to the Second Pro Rata Performance Amount (if any) plus (D) an amount in cash, without interest, equal to the product of (x) the Pro Rata Share multiplied by (y) any proceeds or distributions of the Deferred Payment (if, when and to the extent distributed to the Shareholders pursuant to the terms herein). Any amount paid pursuant to this Section 1.9 in respect of Common Warrants shall be subject to any applicable Taxes required to be withheld with respect to such payment. With respect to the Common Warrant Termination Agreements, the Company shall mail such agreements to the applicable holders of Common Warrants immediately after the execution of this Agreement, and shall use commercially reasonable efforts to have such agreements executed by such holders and delivered to the Company at least one day prior to the Closing Date.
     1.10 Deferred Payment. Parent shall withhold Two Million One Hundred Thousand Dollars ($2,100,000) (the “Deferred Payment”) from the Merger Consideration to be paid at Closing. The Deferred Payment shall not accrue interest. The Deferred Payment shall be paid by the Buyer to the Shareholders on the twelve (12) month anniversary of the Closing Date in cash by the delivery to the Shareholders of immediately available funds. If any due date is not a Business Day, payment shall be deemed to be due on the next following Business Day. Notwithstanding any provisions of this Agreement to the contrary, the Deferred Payment shall secure the payment of (a) the Purchase Price adjustments, if any, pursuant to Section 1.11 and (b) the indemnity obligations of the Sellers pursuant to ARTICLE IX.
     1.11 Adjustments to Merger Consideration.
          (a) At least three (3) business days prior to the Closing, the Company and Parent shall jointly prepare and finalize (i) the Estimated Closing Balance Sheet and (ii) the Statement of Estimated Closing Liabilities. The Merger Consideration shall be subject to adjustment based upon the Estimated Closing Balance Sheet and Statement of Estimated Closing Liabilities. The Merger Consideration shall be reduced dollar for dollar by the amount of any Indebtedness, the amount of any Non-Ordinary Course Liabilities and the amount of the Estimated Net Working Capital Deficit, if any, each as set forth on the Estimated Closing Balance Sheet and the Statement of Estimated Closing

Liabilities. The Merger Consideration shall be increased dollar for dollar by the amount of the Estimated Net Working Capital Surplus, if any. The adjustments set forth in this Section 1.11(a) shall be referred to herein collectively as the “Estimated Closing Adjustment.” The Estimated Closing Adjustment shall be determined without regard to the limitations set forth in Section 9.4 hereof.
          (b) No later than three (3) days prior to the Closing Date, the Company shall provide to Parent the following information as of immediately prior to the Effective Time: (i) the names, addresses and taxpayer identification numbers of each holder (each a “Holder”) of Company Stock, Company Options, Series A Warrants and Common Warrants, (ii) the type and number of shares of Company Stock held by each such Holder, (iii) the number of Company Options held by each such Holder (iv) the number of Company Stock subject to each Series A Warrant and Common Warrant held by each such Holder and (v) such other information Parent may reasonably request. No later than two (2) business days prior to the Closing, the Parties shall agree upon a flow of funds memorandum which shall set forth all payments required to be made by or on behalf of all Parties at the Closing (which shall include, without limitation, provision for the payment of any Indebtedness and any Non-Ordinary Course Liabilities), including for each such payment an identification of the payor, the payee, the amount and the wire transfer information.
     1.12 Post-Closing Adjustment.
          (a) Within ninety (90) days following the Closing Date, Parent shall furnish the Shareholders’ Representative with the Closing Balance Sheet and the Statement of Closing Liabilities.
          (b) The Shareholders’ Representative shall have a period of ten (10) days after receipt of the Closing Balance Sheet to notify Parent of its election to accept or reject the Closing Balance Sheet. In the case of a rejection, such notice must contain the reasons for such rejection in reasonable detail and must set forth the amount of the requested adjustment. In the event no notice is received by Parent during such ten (10) day period, the Closing Balance Sheet and any required adjustments resulting therefrom shall be deemed accepted by the Shareholders’ Representative and final and binding on the Parties hereto. In the event that the Shareholders’ Representative shall timely reject the Closing Balance Sheet, Parent and the Shareholders’ Representative shall promptly (and in any event within thirty (30) days following the date upon which the Shareholders’ Representative shall reject the Closing Balance Sheet), attempt to make a joint determination of the Closing Adjustments and such determination and any required adjustments resulting therefrom shall be final and binding on the Parties hereto.
          (c) In the event the Shareholders’ Representative and Parent shall be unable to agree upon a joint determination of Closing Adjustments within one hundred seventy (170) days from the Closing Date, then within one hundred eighty (180) days from the Closing Date, Parent and the Shareholders’ Representative shall submit the dispute to the Accounting Firm. Parent and the Shareholders’ Representative shall request that the Accounting Firm render its determination prior to the expiration of two hundred forty (240) days from the Closing Date and such determination and any required adjustments resulting therefrom shall be final and binding on all the Parties hereto. The fees and expenses of the Accounting Firm shall be allocated to be paid by Parent and/or the Shareholders’ Representative, respectively, based upon the percentage which the portion of the total amount contested and not awarded to such party bears to the total amount contested, as determined by the Accounting Firm.
          (d) If the Closing Net Working Capital as finally determined in accordance with the provisions of this Section 1.12 is less than the Estimated Net Working Capital, then the Parent shall have the right to offset the amount thereof against any portion of the Merger Consideration owed to the

Shareholders (as an adjustment to the Merger Consideration), including, without limitation, the Deferred Payment, and any interest accrued thereon. If the Closing Net Working Capital as finally determined in accordance with the provisions of this Section 1.12 is greater than the Estimated Net Working Capital, then the amount thereof shall be paid as an adjustment to the Merger Consideration by the Parent to the Shareholders by wire transfer in immediately available funds within seven (7) days after such determination.
          (e) If the Indebtedness and/or the Non-Ordinary Course Liabilities determined pursuant to this Section 1.12 exceed the Indebtedness and/or the Non-Ordinary Course Liabilities, respectively, set forth on the Estimated Closing Balance Sheet, then the Shareholders’ Representative shall pay to Parent (as an adjustment to the Merger Consideration) an amount equal to such deficit, within seven (7) days after such determination. If the Indebtedness and/or the Non-Ordinary Course Liabilities determined pursuant to this Section 1.12 are less than the Indebtedness and/or the Non-Ordinary Course Liabilities, respectively, set forth on the Estimated Closing Balance Sheet then the aggregate amount of such surplus shall be paid by Parent to the Shareholders (as an adjustment to the Merger Consideration) by wire transfer in immediately available funds within seven (7) days after such determination. The adjustments described in Sections 1.12(d) and (e) shall be referred to collectively as the “Post-Closing Adjustment.”
     1.13 Surrender of Certificates.
          (a) Exchange Procedures. If (i) at least three (3) business days prior to the Closing Date Parent has received the following from any Holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock to be exchanged pursuant to Section 1.6 (the “Certificates”): (x) a photocopy or facsimile of such Certificate or Certificates, (y) a photocopy or facsimile of a letter of transmittal in the form attached hereto as Exhibit F (the “Letter of Transmittal”), duly completed and validly executed in accordance with the instructions thereto, and (z) a photocopy or facsimile of such other documents as may be reasonably required pursuant to the instructions set forth in the Letter of Transmittal, and (ii) in connection with the Closing, Parent receives an original Certificate or Certificates, a duly executed Letter of Transmittal, and such other documents as may be reasonably required pursuant to the instructions in the Letter of Transmittal, then in accordance with such Letter of Transmittal Parent shall deliver to such Holder in exchange therefor the applicable Merger Consideration in accordance with the terms hereof, and the Certificate so surrendered shall forthwith be canceled. If Parent has received such materials from any such Holder later than three (3) business days prior to the Closing Date, then Parent shall deliver to such Holder in exchange therefor the applicable Merger Consideration no later than three (3) business days after such receipt or three (3) business days after the date on which such Merger Consideration is otherwise due hereunder in accordance with the terms hereof, whichever is later. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each Certificate shall, after the Effective Time, represent for all purposes only the right to receive the applicable Merger Consideration in respect of the shares of Company Stock represented by such Certificate. Any holder of Company Stock who has not complied with this Agreement shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) only as a general creditor thereof with respect to the applicable Merger Consideration payable in respect of such shares of Company Stock, without any interest thereon.
          (b) No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or the Surviving Corporation shall be liable to a holder of a Certificate for any applicable Merger Consideration or any other amount due that was properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (c) Withholding of Tax. Parent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as Parent (or any Affiliate thereof) shall determine in good faith that it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Company Stock in respect of whom such deduction and withholding were made by Parent.
          (d) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration.
     1.14 No Further Ownership Rights in Company Stock. The applicable portion of Merger Consideration issued upon the surrender for exchange of Company Stock in accordance with the terms of this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration or transfers of shares of Company Stock on the records of the Surviving Corporation.
     1.15 Dissenting Shares. Any holder of shares of Company Stock issued and outstanding immediately prior to the Effective Time with respect to which dissenters’ rights, if any, are available by reason of the Merger pursuant to Chapter 13 of the CGCL who has not voted in favor of the Merger or consented thereto in writing and who complies with Chapter 13 of the CGCL (“Dissenting Shares”) shall not be entitled to receive any portion of the Merger Consideration pursuant to this Article I, unless such holder fails to perfect, effectively withdraws or loses its dissenters’ rights under the CGCL. Such holder shall be entitled to receive only such rights as are granted under Chapter 13 of the CGCL. If any such holder fails to perfect, effectively withdraws or loses such dissenters’ rights under the CGCL, such Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration to which such shares of Company Stock are entitled pursuant to this Article I, without interest. The Company shall give Parent prompt notice of any demands for appraisal pursuant to Chapter 13 of the CGCL received by the Company, withdrawals of any such demands and any other documents or instruments received by the Company in connection therewith. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any payments made with respect to Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property have been or shall be provided by Parent, Merger Sub or any of Parent’s Affiliates for such payment.
     1.16 Further Action. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Merger Sub, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.
ARTICLE II
CLOSING
     2.1 Time and Place of the Closing. The Closing shall take place at the offices of Morrison & Foerster LLP, 1650 Tysons Boulevard, Suite 400, McLean, Virginia, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles VII and VIII hereof and in any event within three (3) business days thereafter, or on such other date as Parent, Merger Sub and the Company may mutually determine.
     2.2 Deliveries. At the time of the Closing, (i) the Company and the Shareholders’ Representative will deliver to Parent the various certificates, instruments, and documents referred to in Section 7.11 below, and (ii) Parent and the Merger Sub will deliver to the Shareholders’ Representative the certificates, instruments and documents referred to in Section 8.4 below.
     2.3 Shareholders’ Representative.
          (a) Each Shareholder, by virtue of the adoption of this Agreement and approval of the Merger by the Shareholders (regardless of whether or not all Shareholders vote in favor of or consent to the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby, and regardless of whether at a meeting or in an action by written consent in lieu thereof), designates Oliver Friedrichs (the “Shareholders’ Representative”) as his, her or its representative for purposes of this Agreement. The Shareholders and their respective successors shall be deemed to have approved, and shall be bound by, any and all actions taken by the Shareholders’ Representative on their behalf under or otherwise relating to this Agreement and the other documents contemplated hereby and the transactions contemplated hereunder and thereunder as if such actions were expressly ratified and confirmed by each of them in writing. In the event any Shareholders’ Representative is unable or unwilling to serve or shall resign, a successor Shareholders’ Representative shall be selected by the holders of a majority of the shares of Company Common Stock outstanding immediately prior to the Closing. A Shareholders’ Representative may not resign, except upon thirty (30) days prior written notice to Parent and Merger Sub. In the event of a notice of proposed resignation, or any death, disability or other replacement of a Shareholders’ Representative, a successor shall be appointed effective immediately thereafter (and, in the case of a death of a Shareholders’ Representative, the successor shall be deemed to be the executor or other representative of such Shareholders’ Representative’s estate) and Parent and Merger Sub shall be notified promptly of such appointment by the successor Shareholders’ Representative. No resignation, nor any other replacement, of any Shareholders’ Representative shall be effective against Parent or Merger Sub until (i) the proposed successor Shareholders’ Representative assumes in writing all obligations of the original Shareholders’ Representative under this Agreement and (ii) Parent and Merger Sub have consented to the proposed successor Shareholders’ Representative (such consent not to be unreasonably withheld or delayed). Each successor Shareholders’ Representative shall have all the power, rights, authority and privileges hereby conferred upon the original Shareholders’ Representative.
          (b) Parent and Merger Sub shall be entitled to rely upon any actions, communication or writings taken, given or executed by the Shareholders’ Representative on behalf of the Shareholders. All communications or writings to be sent to the Shareholders pursuant to this Agreement may be addressed to the Shareholders’ Representative and any communication or writing so sent shall be deemed notice to all of the Shareholders hereunder. The adoption and approval of this Agreement by the holders of the Company Stock shall constitute the consent and agreement of each of the Shareholders that the Shareholders’ Representative is authorized to accept deliveries, including any notice, on behalf of each holder of Company Stock pursuant hereto.
          (c) The Shareholders’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each holder of Company Stock, with full power of substitution in such holder’s name and on such holder’s behalf to act according to the terms of this Agreement and the other documents contemplated hereby in the absolute discretion of the Shareholders’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable in connection with this Agreement and the other documents contemplated hereby, including without limitation Article IX hereof. This power of attorney and all authority hereby conferred is granted subject to the interest of the other holders of Company Stock hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Shareholder or operation of law, whether by such holder’s death or disability or by any other event.
          (d) The Shareholders’ Representative hereby acknowledges and agrees to serve as the Shareholders’ Representative in accordance with the applicable terms hereof and to be bound by such terms. At Parent’s request, the Shareholders’ Representative shall enter into an agreement in form and substance reasonably satisfactory to Parent and the Shareholders’ Representative in which the Shareholders’ Representative acknowledges and agrees to serve as a Shareholders’ Representative and to be bound by the applicable terms of this Agreement (including, without limitation, Section 6.3).
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO
THE COMPANY
     As a material inducement to Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Significant Shareholders, jointly and severally, represent and warrant to Parent and to Merger Sub, as of the date hereof and as of the Closing, as follows:
     3.1 Organization, Corporate Power and Records.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Except as set forth on Schedule 3.1(a), the Company is qualified or registered to do business and in good standing in each of the states and jurisdictions set forth on Schedule 3.1(a) and each other jurisdiction where the character or location of its assets or its properties owned, leased or operated by it, or the nature of its activities makes such qualification or registration necessary, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Company has full corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to conduct its business as now conducted and as presently proposed to be conducted, and to perform its obligations under Contracts to which it is a party or by which it is bound.

          (b) The Company has provided Parent with true, correct and complete copies of the share records and minute books of the Company. The minute books of the Company contain a complete and accurate summary of all meetings of directors or shareholders or actions by written consent since the time of incorporation of the Company. The Company has not taken any corporate action without the approval or ratification of the board of directors or shareholders where such action required the approval of the board of directors or shareholders under the CGCL or other applicable Law. The share ledger or share records of the Company accurately reflect all transactions involving the capital stock of the Company. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws or any resolution adopted by the Company’s shareholders or board of directors. The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.
     3.2 Authority for Agreement. The Company has full power, authority and legal right to enter into and, upon receipt of the Requisite Vote, perform its obligations under this Agreement and the other documents contemplated hereby to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has (i) unanimously approved the Merger, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, (ii) resolved to recommend approval and adoption by the Shareholders of the Merger, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (iii) not withdrawn or modified such approval or resolution to recommend. No other corporate proceedings on the part of the Company or, immediately following the execution and delivery of this Agreement, any Shareholder of the Company are, or will be, necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby have been duly executed and delivered by the Company and are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general. The Requisite Vote is the only vote of Shareholders of the Company necessary to approve and authorize the Merger, this Agreement and the other documents contemplated hereby and the other transactions contemplated hereby and thereby.
     3.3 No Violation to Result. Except as set forth on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby and the fulfillment by the Company of the terms hereof and thereof, do not and will not, directly or indirectly (with or without notice or lapse of time): (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any of the terms of the Articles of Incorporation or Bylaws of the Company or any resolution adopted by the board of directors or Shareholders of the Company, or (y) any Contract or Encumbrance to which the Company is a party or by which the Company is bound, or (z) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any Government Authority applicable to the Company; (ii) give any Person the right to declare a default, exercise any remedy or accelerate the performance or maturity under any such Contract or cancel, terminate or modify any such Contract; (iii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; (iv) give any Government Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit or license that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company; or (v) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon the Company Stock or any of the properties or assets of the Company. Other than as set forth on Schedule 3.3, no notice to, filing with, or consent of, any Person is necessary in connection with, and no “change of control” provision is triggered by, the approval, adoption, execution, delivery or performance by the Company of this Agreement and the other documents contemplated hereby or the consummation by the Company of the transactions contemplated hereby or thereby.
     3.4 Capitalization.
          (a) The authorized capital stock of the Company consists solely of: (i) 20,000,000 shares of Company Common Stock, of which 10,266,743 shares have been issued and are outstanding, (ii) 7,081,025 shares of Preferred Stock, of which 7,081,025 shares have been designated Series A Preferred Stock, 6,910,213 shares of which are issued and outstanding. Except for the foregoing, no other shares of capital stock of the Company have been issued or are outstanding. There are no shares of the Company’s capital stock held in the Company’s treasury. Schedule 3.4(a) sets forth the names of the Shareholders, the addresses of the Shareholders and the number of shares of Company Common Stock owned of record and beneficially by each Shareholder. Except as set forth on Schedule 3.4(b), there are no other authorized, issued or outstanding shares of capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth on Schedule 3.4(a), no restrictions on transfer, repurchase option, preemptive rights or rights of first refusal exist with respect to any shares of capital stock of the Company, and no such rights arise by virtue of or in connection with the transactions contemplated hereby; and, to the extent permitted by Law, the Shareholders have waived any and all such rights.
          (b) Schedule 3.4(b) sets forth a true, accurate and complete list setting forth the name of each holder (and each former holder) of Company Options, the date of grant of each grant of Company Options to such holder, the number of shares of Company Common Stock covered by such grant, the exercise price for each such grant of Company Options, the number of Company Options canceled, and the number of Company Options exercised for Company Common Stock. Except as set forth on Schedule 3.4(b), there are no issued or outstanding shares of capital stock of the Company that are restricted or subject to repurchase or substantial risk of forfeiture. Except as set forth on Schedule 3.4(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue, or otherwise relating to, any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company (including, without limitation, any convertible debt); (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding share appreciation, phantom shares, profit participation or other similar rights with respect to the Company. The Company Option Plan is the only option, equity incentive or similar plan involving the purchase of Company securities that is (or has ever been) in effect.
          (c) Except for the Shareholders’ Agreement or as set forth on Schedule 3.4(c), there are no proxies, voting rights, shareholders agreements or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company. All shares of Company Stock, all Company Options, all Series A Warrants, all Common Warrants and all other securities of the Company have been issued in compliance with (i) all applicable federal and state securities laws and other applicable legal requirements, and (ii) any pre-emptive rights, rights of first refusal or other requirements set forth in applicable Contracts. Any shares of capital stock or other securities repurchased, redeemed or otherwise reacquired by the Company were validly reacquired in compliance with (A) the applicable provisions of the CGCL and all other applicable Laws, and (B) any requirements set forth in applicable Contracts. The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.
          (d) The Company has no Subsidiaries. The Company does not have any (i) direct or indirect debt, equity or other investment or interest in any Person or any joint venture or (ii) strategic alliance or teaming agreements with any Person (either pursuant to a written Contract or a Contract in the process of being negotiated). The Company does not have any commitments to contribute to the capital of, make loans to or share losses of, any Person (either pursuant to a written Contract or a Contract in the process of being negotiated).
     3.5 Financial Statements.
          (a) Schedule 3.5(a) includes true, complete and correct copies of (i) the Year-End Financials and (ii) the Interim Financials. Each of the Financial Statements (including in all cases the notes thereto, if any) is accurate and complete, is consistent with the Company’s books and records (which, in turn, are accurate and complete), presents fairly the Company’s financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP. During the periods covered by the Financial Statements and since the Balance Sheet Date, there has been no material change in the Company’s accounting policies. Except as disclosed therein or in Schedule 3.5(a) hereto, there are no material, special or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. All revenues recognized by the Company have been recognized in accordance with GAAP. There have been no transactions involving the business of the Company which properly should have been set forth in the Financial Statements and which have not been accurately so set forth. Schedule 3.5(a) sets forth a list of any off-balance sheet financing arrangements of the Company and any non-operating assets, prepaid items and deposits. The Company’s accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices. The Company has made available to Parent copies of each management letter or other letter delivered to the Company by its accounting firm in connection with the Financial Statements or relating to any review by such accounting firm of the internal controls of the Company.
          (b) Schedule 3.5(b) provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the Balance Sheet Date. Except as set forth in Schedule 3.5(b), all existing accounts receivable of the Company (including those accounts receivable reflected on the Balance Sheet or arising since the Balance Sheet Date that have not yet been collected) and all accounts receivable to be reflected on the Closing Date Balance Sheet (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and will be collected in full, without any counterclaim or set off, when due (and in no event later than ninety (90) days after the Closing Date). Except as disclosed on Schedule 3.5(b), no Person has any Encumbrance on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment shall have been made with respect to any such receivables.

     3.6 Liabilities. Except as set forth on Schedule 3.6, there are no Liabilities of the Company other than (i) liabilities reflected on the Balance Sheet and not previously paid or discharged and (ii) liabilities incurred after the Balance Sheet Date in the ordinary course of business and consistent with past practice (none of which in any case results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law). The Company is not a guarantor or otherwise liable for any Liabilities of any other Person other than endorsements for collection in the ordinary course of business. Schedule 3.6 provides an accurate and complete breakdown and aging as of the Balance Sheet Date of (i) all accounts payable of the Company, (ii) all notes payable of the Company and all Indebtedness, and (iii) all Non-Ordinary Course Liabilities.
     3.7 Adverse Changes. Except as set forth on Schedule 3.7, since December 31, 2009, the Company has operated its business in the ordinary course and consistent with past practice and the Company has not: (i) suffered a Material Adverse Effect or any effect, event or change which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company; (ii) suffered any theft, damage, destruction, or casualty loss in excess of $25,000, or suffered any interruption in the use of the Company’s assets or business (whether or not covered by insurance) or suffered any destruction of its books and records; (iii) declared, set aside or paid any dividend (whether in cash, shares or property) with respect to any capital stock of the Company or repurchased or redeemed any capital stock of the Company; (iv) become subject to any Liabilities, except Liabilities incurred in the ordinary course of business; (v) granted any current or former director, officer, employee or consultant of the Company any bonus opportunity or increase in compensation or benefits; (vi) disclosed any confidential information (other than pursuant to agreements requiring the recipient to maintain the confidentiality of, and preserving all rights of the Company in, such confidential information); (vii) made any capital expenditures that aggregate in excess of $50,000; (viii) taken any action, omitted any action or entered into any agreement or understanding which, if taken, omitted or entered into during the period from the date of this Agreement until the Closing Date, would constitute a breach or violation of Section 6.2 hereof; or (ix) committed or agreed to any of the foregoing set forth in (i) through (viii) above.
     3.8 Employee Benefit Plans.
          (a) Schedule 3.8(a)(i) contains a true, correct and complete list of each pension, profit-sharing, savings, retirement, employment, collective bargaining, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, share purchase, stock option, phantom shares or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each such “employee benefit plan” within the meaning of Section 3(3) of ERISA, and other such employee benefit plan, program, policy, practice, agreement, or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) (i) under which any current or former employee, director, consultant or independent contractor of the Company or ERISA Affiliate has any present or future right to benefits and (ii) that is maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or which the Company or any ERISA Affiliate has any obligation to maintain, sponsor or contribute, or (iii) with respect to which the Company or any ERISA Affiliate has any direct or indirect liability, whether contingent or otherwise (each, a “Company Plan”). Schedule 3.8(a)(ii) identifies each ERISA Affiliate.

          (b) The Company has provided to Parent with respect to each applicable Company Plan correct and complete copies of: (i) a copy of the annual report (if required under ERISA) with respect to each such Company Plan since inception (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification required under ERISA with respect to such Company Plan; (iii) a true and complete copy of each written Company Plan (including all amendments not incorporated into the documentation for each such plan); (iv) all trust agreements, insurance contracts, and similar instruments with respect to each funded or insured Company Plan; (v) copies of all nondiscrimination and top-heavy testing reports since inception with respect to each Company Plan that is subject to nondiscrimination and/or top-heavy testing; and (vi) any investment management agreements, administrative services contracts or similar agreements that are in effect as of the date hereof relating to the ongoing administration and investment of any Company Plan.
          (c) No Company Plan is, and neither the Company nor any ERISA Affiliate thereof currently maintains, contributes to or participates in, nor does the Company or any ERISA Affiliate have any obligation to maintain, contribute to or otherwise participate in, or have any liability or other obligation (whether accrued, absolute, contingent or otherwise) under, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code. No Company Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.
          (d) The Company has never sponsored, maintained, administered, contributed to, had any obligation to contribute to, or incurred any other liability under or with respect to any Company Plan which provides health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar provisions of state law.
          (e) Each Company Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with its governing instruments and all applicable laws including ERISA and the Code. All payments by the Company or any ERISA Affiliate thereof required by any Company Plan, by any collective bargaining agreement or by applicable law (including all employee and employer contributions, insurance premiums, or intercompany charges) have been timely made. All unpaid amounts attributable to any such Company Plan for any period prior to the Closing Date have been or will be accrued on the Company’s Financial Statements in accordance with GAAP and, except to the extent of such accruals, the Company has no Liability arising out of or in connection with the form or operation of the Company Plans or benefits accrued thereunder on or prior to the Closing Date.
          (f) Each Company Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received and is entitled to rely upon a favorable determination letter or opinion letter from the IRS with respect to such Company Plan as to its qualified status under the Code, and, to the Knowledge of the Company, nothing has occurred that could reasonably expected to adversely affect such determination or opinion. All amendments required to maintain each such Company Plan’s compliance with applicable law, including the Economic Growth and Tax Relief Reconciliation Act of 2001 and subsequent legislation or administrative requirements which have subsequently become effective through the date hereof, have been timely adopted and implemented. No Company Plan currently holds or within the past five years has held securities of the Company or any ERISA Affiliate. No Company Plan has ever been merged with or accepted Code Section 414(l) transfers from another employee pension benefit plan (within the meaning of Section 3(2) of ERISA).

          (g) All reports, forms and other documents required to be filed with any Government Authority or furnished to employees with respect to any Company Plan (including summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are accurate in all material respects.
          (h) With respect to each applicable Company Plan, (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred; (ii) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any such Company Plan or fiduciary thereto or against the assets of any such Company Plan; (iii) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any governmental authority with respect to any Company Plan; (iv) no matters are currently pending with respect to any Company Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Government Authority; and (v) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in Liability to the Company or its employees.
          (i) Benefits under each Company Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA, with the exception of any medical expense reimbursement arrangements subject to Sections 105 and 125 of the Code) are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company or any of its ERISA Affiliates, the premiums for which are paid directly by the Company or its ERISA Affiliates from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to any such Company Plan requires or permits retroactive increase in premiums or payments due thereunder.
          (j) The consummation of the transactions contemplated by this Agreement will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, or any other material liability for the Company or Parent.
          (k) Each Company Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, with no more than thirty (30) days advance notice without liability to Company or Parent (except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA and other than ordinary administration expenses typically incurred in a termination event). None of the Company Plans will be subject to any surrender fees, market value adjustment, deferred sales charges, commissions, or other fees or charges upon termination other than the normal and reasonable administrative fees associated with their amendment, transfer or termination. The Company may, without cost, withdraw their employees, directors, officers and consultants from any employee benefit plan in which the Company is a participating employer or which the Company does not sponsor.

          (l) Each Company Plan, employment agreement, or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, its Treasury regulations, and any administrative guidance relating thereto; and no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Plan, employment agreement, or other contract, plan, program, agreement, or arrangement. The Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code. No Company Option or other right to acquire Company Common Shares or other equity of the Company (i) has an exercise price that was less than the fair market value of the underlying equity securities as of the date such Company Option or other right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise of disposition of such Company Option or right, or (iii) has been granted after December 31, 2004, with respect to any class of capital stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).
          (m) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or is obligated to contribute to, any material employment, severance or similar contract or arrangement (whether or not written) or any material plan, policy, fund, program or arrangement or contract, including multiemployer plan, retirement savings, superannuation, pension, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and any other employee benefit plan, agreement, program, policy or other arrangement that is maintained outside the United States primarily for the benefit of Persons substantially all of whom are “nonresident aliens” within the meaning of Section 4(b)(4) of ERISA.
     3.9 Employee Matters.
          (a) Schedule 3.9(a)(i) contains a complete and correct list of all employees of the Company, their respective titles as of the date hereof (the “Company Employees”), the calendar year 2009 compensation paid or payable to each such employee, the date and amount of each such employee’s most recent salary increase, the date of employment of each such employee and the accrued vacation time and sick leave or other paid time off of each such employee. Except as set forth on Schedule 3.9(a)(ii), (i) the terms of employment or engagement of all directors, officers, Company Employees, agents, consultants and professional advisers of the Company are such that their employment or engagement may be terminated at will with notice given at any time and without Liability for payment of compensation or damages, (ii) there are no severance payments which are or could become payable by the Company to any such person under the terms of any oral or written agreement or commitment or any Law, custom, trade or practice, (iii) there are no other agreements, contracts or commitments, oral or written, between the Company and any such person, (iv) except as set forth on Schedule 3.9(a)(iii) and except for employees Parent has notified the Company that it does not intend to retain, to the Knowledge of the Company, no executive officer or material number of management level or senior technical employees of the Company has any plans to terminate his, her or their employment or relationship with the Company and (v) there are no agreements between any Company Employee and any other Person which would restrict, in any manner, such Person’s ability to perform services for the Company or Parent or the right of any of them to compete with any Person or the right of any of them to sell to or purchase from any other Person.
          (b) The Company is not, nor has it ever been, bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative. No employee of the Company is or has ever been represented by any labor union or covered by any collective bargaining agreement while employed by the Company and no campaign to establish such representation is in progress. With respect to the Company, there is no pending or threatened (i) strike, slowdown, picketing, work stoppage or employee grievance process, (ii) material charge, grievance proceeding or other claim against or affecting the Company relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Government Authority, (iii) union organizational activity or other labor or employment dispute against or affecting the Company, or (iv) application for certification of a collective bargaining agent.
          (c) Except as set forth on Schedule 3.9(c)(i), the Company is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws regarding employment documentation, equal employment opportunities, fair employment practices, plant closings and mass layoffs, sexual harassment, retaliation, discrimination based on sex, race, disability, health status, pregnancy, religion, national origin, age, genetic information, family medical history, whistleblowing or other tortious conduct, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and the Company has not engaged in any unfair labor practice. The Company is not, nor has it ever been, liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing. All Persons classified by the Company as independent contractors or consultants do satisfy and have satisfied the requirements of Law to be so classified. Schedule 3.9(c)(ii) sets forth a list of all contractors and consultants and opposite their names lists the time periods each contractor or consultant has been providing services. No individual who has performed services for or on behalf of the Company and who has been treated by the Company as an independent contractor, is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company.
          (d) No third party has claimed or to the Knowledge of the Company, has reason to claim that any person employed by or affiliated with the Company has (i) violated any of the terms or conditions of his employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) interfered in the employment relationship between such third party and any of its present or former employees. No person employed by or affiliated with the Company has disclosed or used or has proposed to disclose or use any trade secret or any information or documentation proprietary to any former employer or violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any Product or proposed Product or the development or sale of any service or proposed service of the Company.
          (e) Schedule 3.9(e) lists all the Company Employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Benefit Plan.
     3.10 Taxes.
          (a) Except as set forth on Schedule 3.10(a), the Company has filed (or has had filed on its behalf) on a timely basis all Tax Returns that it is required to have filed. The Company has not requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed. All such Tax Returns are true, correct and complete in all respects. All information included in Tax Returns filed by the Company which may be relevant to future Tax obligations of the Company, such as basis in property and deduction and credit carryovers, is complete and accurate.
          (b) All Taxes required to have been paid by the Company (whether or not shown on any Tax Return) have been paid on a timely basis. Except as set forth on Schedule 3.10(b), the Company has no Liability for Taxes not yet required to have been paid, other than Liabilities for Taxes reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) timely to pay any Tax.
          (c) Except as set forth on Schedule 3.10(c), the Company has complied in all respects with all applicable Laws relating to withholding Taxes and information reporting, and has, within the time and manner prescribed by Law, withheld from employee wages and other payments and paid over to the proper Government Authority all amounts required to have been so withheld and paid. All Persons who have provided services to the Company and have been classified as independent contractors for the purposes of Tax withholding laws and laws applicable to employee benefits were properly so classified. The records of the Company contain all information and documents necessary to comply in all material respects with applicable Tax information reporting and Tax withholding requirements under applicable Laws and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. The Company has complied in all material respects with all sales Tax resale certificate exemption requirements for which the Company has either claimed such an exemption or not collected sales Tax from another Person in reliance on a purchase for resale exemption.
          (d) No claim has ever been made with respect to the Company by a Government Authority for a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. Except as set forth on Schedule 3.10(d), the Company has not conducted activities in any jurisdiction which will require the Company to pay Tax or file a Tax Return of a type that it had not filed in the most recently ended previous taxable period for which such type of Tax or Tax Return would be due (as reflected in Schedule 3.10(e)).
          (e) Schedule 3.10(e) identifies all Tax Returns that the Company has filed and the taxable period covered by each such Tax Return, and identifies those Tax Returns or periods that have been audited or are currently the subject of an audit by a Taxing Authority. The Company has provided or made available to Parent complete and accurate copies of all of the following materials: (i) all income Tax Returns filed by the Company that relate to taxable periods ending after December 31, 2005; (ii) all examination reports relating to Taxes of the Company issued since January 1, 2006 as a result of audits, examinations or asserted failures to file Tax Returns or pay Taxes; (iii) all statements of Taxes assessed since January 1, 2004 against or agreed to by the Company that were not shown on Tax Returns filed by the Company before such assessment and all related correspondence; (iv) all written rulings from, and written agreements with, any Government Authority relating to Taxes of the Company that were either received since January 1, 2006 or would have continuing effect for any taxable period for which a Tax Return that has not yet been filed or Tax paid by the Company; (v) all elections relating to Taxes of the Company which would have continuing effect in the determination of Tax of the Company for any taxable period for which a Tax Return has not yet been filed or Tax paid (other than elections that are included in or apparent from Tax Returns referred to in clause (i) above); and (vi) to the extent requested in writing by Parent, any other document relating to Taxes or Tax Returns of the Company.
          (f) Except as set forth on Schedule 3.10(f), the Company does not have a “permanent establishment” in any country other than the country under the Laws of which it is organized

(as such term is defined in any applicable Tax treaty or convention between the relevant country of organization and such other country) and has not otherwise engaged in activity that has exposed, or will expose, it to the taxing jurisdiction of any such other country.
          (g) Any and all transactions between or among the Company and any other Persons directly or indirectly related to the Company have at all times occurred on arm’s-length terms, as if between and among unrelated parties.
          (h) Neither the Company nor any Person on behalf of the Company has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which the Company may be held liable. There is not currently in effect any power of attorney authorizing any Person to act on behalf of the Company or receive information relating to the Company, with respect to any Tax matter (other than authorizations included as an integral part of Tax Returns previously filed by the Company). There is no audit or other Proceeding presently pending or threatened in writing (or to the Company’s Knowledge, otherwise) with regard to any Tax Liability or Tax Return of the Company. There are no existing circumstances that reasonably may be expected to result in the assertion of any claim for Taxes against the Company by any Government Authority with respect to any period for which Tax Returns are required to have been filed or Tax is required to have been paid.
          (i) The Company has not become obligated to make, or will as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof). There is no written or unwritten agreement, plan, arrangement or other contract by which the Company is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. Schedule 3.10(i) identifies each “disqualified individual” as defined in Section 280G of the Code (each a “Potential Parachute Recipient”) to whom the Company has made any payments or provided any benefit, or who is a party to an agreement that could obligate the Company to make any payment or provide any benefit, that alone or together could constitute a “parachute payment” within the meaning of Section 280G of the Code.
          (j) The Company has not made or agreed to make, or is not required to make, any change in method of accounting previously used by it in any Tax Return filed by it which change in method would require the Company to make an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision) in any taxable period for which the Company has not yet filed a Tax Return; and neither is there any application pending with any Taxing Authority requesting permission for the Company to make any change in any accounting method that would require such an adjustment, nor has the Company received any notice that a Taxing Authority proposes to require a change in method of accounting used in any Tax Return which has been filed by the Company.
          (k) The Company has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a taxable period (or portion thereof) beginning after the Closing Date. Except as set forth on Schedule 3.10(k), the Company has no deferred income or Tax Liability arising out of any transaction, except to the extent adequately reserved for on its Balance Sheet, including without limitation, (i) the disposition of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (ii) the use of the long-term contract method of accounting or (iii) the receipt of any prepaid amount on or before the Closing Date.

          (l) The Company has not filed any consent or entered into any agreement under Section 341(f) of the Code with respect to any of its assets, as in effect before amendment by the Jobs and Growth Tax Relief Reconciliation Act of 2003.
          (m) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the preceding five (5) years.
          (n) The Company is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect before amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Except as set forth on Schedule 3.10(n), no property owned by the Company is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) or used predominately outside the United States within the meaning of Section 168(g)(1)(A) of the Code.
          (o) The Company has not been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).
          (p) The Company has not ever owned (directly or indirectly) an interest in a passive foreign investment company within the meaning of Section 1297 of the Code.
          (q) The Company has never been subject to (i) the dual consolidated loss provisions of the Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.
          (r) There is currently no limitation on the use of Tax attributes of the Company under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign Tax Law).
          (s) The Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.
          (t) The Company has not, in the past ten (10) years, acquired assets from another Person (or was treated or required to be treated for Tax purposes as acquiring assets of a Person by reason of change in Tax status of such Person) in a transaction in which the federal income Tax basis for the acquired assets (other than cash) is required to have been determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of such transferring Person.
          (u) The Company has not been a party to any Tax allocation, Tax sharing or similar agreement or arrangement under which the Company may be held liable to another Person in respect of Taxes payable by such Person (including any agreement by which the Company has agreed to allocate Tax liabilities computed on a consolidated, combined, unitary or similar basis among entities, or agreed to indemnify any other Person against Tax Liabilities).
          (v) (i) The Company has never been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) or similar group of entities with which the Company joined, or was or may be required to join, for any taxable period in making a consolidated federal income Tax Return or other Tax Return in which Tax Liability was or would be computed on a consolidated, combined, unitary or similar basis, and (ii) has not had a relationship to any other Person that would cause it to be liable for Taxes owed by any other Person (other than as a payor required to effect Tax withholding from payments to another Person), including, without limitation, Tax payable by reason of Contract, assumption, transferee liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).
          (w) The Company (i) is not a party to any joint venture, partnership or other agreement or arrangement that is treated or required to be treated as a partnership for federal income Tax purposes and (ii) does not own any interest in an entity that either is treated as an entity disregarded as separate from its owner for federal Tax purposes or is an entity as to which an election pursuant to Treasury Regulation Section 301.7701-3 has been made.
          (x) The Company has not been a beneficiary or has otherwise participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) that was, is, or to the Knowledge of the Company will ever be required to be disclosed under Treasury Regulation Section 1.6011-4. No Tax Return filed by or on behalf of the Company (i) has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law) or (ii) has been filed by or on behalf of the Company with respect to which the Company was advised by its return preparer to consider making disclosure with respect to Section 6662 of the Code, which disclosure was not made.
     3.11 Property.
          (a) The Company does not own, nor has it ever owned, any real property. Schedule 3.11(a) sets forth an accurate and complete list of all real property leased by the Company or to which the Company may have any leasehold rights (collectively, the “Facilities”). Except as set forth on Schedule 3.11(a), true, complete and correct copies of all leases of real property listed on Schedule 3.11(a) have been delivered to Parent. Except as otherwise disclosed on Schedule 3.11(a), no person, firm or corporation, other than the owner of such real property and the Company, has any rights (including rights arising under an installment contract, option to purchase, easement, right-of-way, or otherwise) with respect to the Facilities or any part thereof. All leases set forth on Schedule 3.11(a) are in full force and effect and constitute valid and binding agreements of the Company and the other party or parties thereto in accordance with their respective terms.
          (b) Schedule 3.11(b) sets forth an accurate list of all owned and leased personal property included on the Balance Sheet and all other personal property owned or leased by the Company (i) as of the Balance Sheet Date, or (ii) acquired since the Balance Sheet Date, in the case of (i) and (ii) valued in excess of $10,000, including an indication as to which assets are currently owned, or were formerly owned, by any current or former shareholders or Affiliates of the Company. True, complete and correct copies of all leases of personal property and equipment listed on Schedule 3.11(b) have been delivered to Parent. All of the personal property listed on Schedule 3.11(b) is in good working order and condition, ordinary wear and tear excepted. All personal property used by the Company is either owned by the Company or leased under an agreement listed on Schedule 3.11(b). All leases set forth on Schedule 3.11(b) are in full force and effect and constitute valid and binding agreements of the Company, and the other party or parties thereto in accordance with their respective terms.
          (c) The Company has good and marketable title to the Company’s assets, free and clear of any and all Encumbrances and defects in title. The Company’s assets, taken together, are adequate and sufficient for the operation of the Company’s business as currently conducted and the Company reasonably believes that such assets, taken together, will be adequate and sufficient for operating its business after the Closing. There are no facts or conditions affecting the Company’s assets which could, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.
     3.12 Contracts.
          (a) Schedule 3.12(a)(1) sets forth an accurate and complete list of each Significant Contract. Except as set forth on Schedule 3.12(a)(2), no Contract has been breached or canceled by the other party, and the Company has no Knowledge of any anticipated breach by any other party to any Contract (with or without notice or lapse of time). Except as set forth on Schedule 3.12(a)(2), the Company has performed all the obligations required to be performed by it in connection with the Contracts and is not in material default under or in material breach of any Contract, and no event has occurred which with the passage of time or the giving of notice or both would (i) result in a material default or material breach thereunder; (ii) give any Person the right to declare a default or exercise any remedy under any Contract, (iii) give any Person the right to accelerate the maturity or performance of any Contract, or (iv) give any Person the right to cancel, terminate or materially modify any Contract. The Company has not waived any of its material rights under any Contract. The Company does not have a present expectation or intention of not fully performing any obligation pursuant to any Contract. Each Contract is legal, valid, binding, enforceable and in full force and effect, and shall continue as such following the consummation of the transactions contemplated hereby. No Contract obligates, nor will any bid, offer or proposal, if accepted or entered into, obligate, the Company to process, manufacture or deliver products or perform services that could reasonably be expected to result in a loss to the Company upon completion of performance.
          (b) Except as set forth on Schedule 3.12(b), the Company has provided Parent with a true and correct copy of all written Contracts which are required to be disclosed on Schedule 3.12(a)(1), in each case together with all written amendments, waivers, side arrangements, informal understandings, oral modifications, changes in courses of conduct or any other changes thereto (all of which are disclosed on Schedule 3.12(a)(1)). Schedule 3.12(b) contains an accurate and complete description of all material terms of all oral Significant Contracts. No Person is currently renegotiating, or has the right to renegotiate, any amount paid or payable to the Company under any Contract or any other term or provision of any Contract. The Company does not have any Government Contracts or Government Bids.
     3.13 Claims and Litigation. Schedule 3.13 describes all of the claims, demands and Proceedings that have been commenced by or against the Company and the status thereof. Except as set forth on Schedule 3.13, there is no claim, demand or Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or its assets before any court, agency, authority or arbitration tribunal. Except as set forth on Schedule 3.13, the Company has not received any opinion or legal advice in writing to the effect that it is exposed from a legal standpoint to any Liability or disadvantage which may be material to the business of the Company as previously or presently conducted or as presently proposed to be conducted. To the knowledge of the Company, there are no facts that would likely result in any such litigation, suit, proceeding, action, claim or investigation. None of the Company or any of its officers or other employees is subject to or in default with respect to any notice, order, writ, injunction or decree of any Government Authority or arbitration tribunal, which may be material to the business of the Company.

     3.14 Compliance with Laws.
          (a) The Company has, in all material respects, complied at all times, and is currently in compliance, in all material respects, with all Laws, regulations, rules, orders, permits, judgments, decrees and other requirements and policies imposed by any Government Authority, including but not limited to the False Claims Act, the anti-fraud provisions of the Contract Disputes Act, the Anti-Kickback Act, the Federal Election Campaign Act, the Sherman Act, the Clayton Act, the Truth in Negotiations Act, the Services Contract Act, the Procurement Integrity Act, the Byrd Amendment (31 U.S.C. § 1352), the Export Administration Act of 1979, as amended, and each act’s respective regulations. The Company has all material licenses, permits, approvals, qualifications or the like, from any Government, Government Authority or Person necessary for the conduct of its business as conducted or as presently proposed to be conducted, all such items are in full force and effect and the Company is and has at all times been in material compliance with the terms thereof. Schedule 3.14 sets forth all licenses and permits held by the Company which terminate or become renewable at any time prior to the first anniversary of the date of this Agreement. There are no facts or circumstances in existence which are reasonably likely to prevent the Company from renewing each such license and permit. The Company has not received any notice or citation for any actual or potential noncompliance with any of the foregoing in this Section 3.14, and there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future Liability with regard to any of the foregoing in this Section 3.14.
          (b) The Company has not (nor has any director, officer, principal, assignee, partner, agent, or employee of the Company nor any other person, acting on behalf of the Company) directly or indirectly: used any of the Company’s funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from the Company’s funds; violated any provision of the Foreign Corrupt Practices Act, 15 U.S.C. sections 78dd-1, -2, or any equivalent foreign law; established or maintained any unlawful or unrecorded fund of the Company’s monies or other assets; made any false or fictitious entry on the books or records of the Company; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company, or to pay for favorable treatment for business secured or for special concessions already obtained for the Company. The Company has not conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Government Authority with respect to any alleged act or omission arising under or relating to any noncompliance with the Foreign Corrupt Practices Act, 15 U.S.C. sections 78dd-1, -2, or any equivalent foreign law.
          (c) The Company is in compliance in all material respects with all United States import and export Laws (including without limitation those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599). The Company has conducted its export transactions in accordance in all material respects with applicable provisions of U.S. export laws and regulations, and other export laws of the countries where it conducts business. Without limiting the foregoing: (i) the Company has obtained all export licenses and other approvals required for its exports of products, software and technologies from the U.S., (ii) the Company is in compliance in all material respects with the terms of such applicable export licenses or other approvals, (iii) there are no pending or to the Knowledge of the

Company, threatened claims against the Company with respect to such export licenses or other approvals and (iv) there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any material future claims.
     3.15 Environmental and Safety Matters. The Company has conducted its business at all times in compliance, in all material respects, with all applicable Environmental Laws. None of the properties currently or, to the Knowledge of the Company, formerly owned or operated by the Company contain any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws. The Company has not received any notices, demand letters or requests for information from any Government Authority or other Person, which has not heretofore been resolved with such Government Authority or other Person, indicating that the Company may be in violation of, or liable under, any Environmental Law. There are no civil, criminal or administrative Proceedings pending or, to the Knowledge of the Company, threatened against the Company relating to any violation, or alleged violation, of any Environmental Law. No reports have been filed, or are required to be filed, by the Company concerning the Release of any Hazardous Substance or the threatened or actual violation of any Environmental Law which have not heretofore been resolved. No Hazardous Substance has been disposed of, Released or transported in violation of any applicable Environmental Law from any properties owned by the Company. No remediation or investigation of Hazardous Substances is occurring at any property operated, or formerly operated, by the Company. The Company and its properties are not subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.
     3.16 Insurance. Schedule 3.16 lists each insurance policy maintained by, on behalf of, for the benefit of or at the expense of the Company and any claims made thereunder. The Company has provided copies to Parent of all such insurance policies. All of such insurance policies are in full force and effect, and the Company is not, nor has it ever been, in default with respect to its obligations under any such insurance policies and the Company has never been denied insurance coverage. The insurance coverage of the Company is customary for a corporation of similar size engaged in similar lines of business. The Company is current in all of its premiums for its insurance policies. The Company does not know of any threatened termination of, or material premium increase with respect to, any such policies. The Company has never received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. The Company has no self-insurance or co-insurance programs. There exists no condition, situation or circumstance which, with or without notice or lapse of time, or both, would give rise to or serve as a basis for any claim under any policy mentioned in Schedule 3.16.
     3.17 Intellectual Property.
          (a) The Company has sole title to and ownership of, or possesses legally enforceable rights to use under valid and subsisting written license agreements, all Company Intellectual Property Rights. The Company is the sole and exclusive owner, with all right, title and interest in and to all, of the Company Intellectual Property Rights (excluding Third Party Intellectual Property Rights), free and clear of any Encumbrances or other rights or claims of others, and no other Person has any ownership right in any past, current or prospective Product or Service related to the business of the Company or arising from the services performed for the Company by such Person.
          (b) Schedule 3.17(b) lists (i) all applications and registrations relating to the Company Intellectual Property Rights, including, without limitation, all patents and patent applications

(including provisional applications, continuations and continuations-in-part) and all Trademark and copyright registrations owned by, purported to be owned by, or licensed exclusively to, the Company including the jurisdictions in which each item of such Company Intellectual Property has been issued or registered or in which any such application for such issuance or registration has been filed; (ii) all material items of Third Party Intellectual Property Rights, including all licenses, sublicenses and agreements related thereto to which the Company is a party and which also identifies, as applicable, each item of Third Party Intellectual Property Rights incorporated in, embedded in or included with any Product or Service or any product or service currently under development by the Company; (iii) all agreements or other arrangements under which the Company has provided or agreed to provide or make available object or source code to any Product to any Person, including, without limitation, to end-users; (iv) all material unregistered inventions reasonably appropriate for patent applications, material unregistered Trademarks, and material works of authorship; and (v) all Products. The Company has made available to Parent correct and complete copies of all registrations and applications and all licenses, sublicenses and agreements relating to the Company Intellectual Property Rights, each as amended to date. The Company is not a party to any oral license, sublicense or other agreement which, if reduced to written form, would be required to be listed in Schedule 3.17(b) under the terms of this Section 3.17(b). Each registration relating to Company Intellectual Property Rights (excluding Third Party Intellectual Property Rights) was properly registered and is in good standing and enforceable under applicable Laws, and except as set forth on Schedule 3.17(b), no renewal, fee, payment or other actions are required to be taken with respect to any registration within six (6) months after the date hereof for the purpose of obtaining, maintaining, perfecting, preserving or renewing any such registrations or applications, or otherwise. Schedule 3.17(b) lists, for each application relating to the Company Intellectual Property Rights (excluding Third Party Intellectual Property Rights), the applicable filing or registration number, the names of all current applicant(s) and registered owner(s), the current status of each application and the next steps required to be taken in connection with such application.
          (c) Except as set forth in Schedule 3.17(c), with respect to each item of Third Party Intellectual Property Rights and the sale, distribution and licensing of the Products, there are no royalty, commission or other executory payment agreements, arrangements or understandings relating to such item. All such payments that are due and payable as of the date of execution of this Agreement have been paid or accrued as Liabilities on the Estimated Closing Balance Sheet. All agreements, licenses and sublicenses relating to Third Party Intellectual Property Rights are legal, valid, binding, enforceable and shall continue as such following the consummation of the transactions contemplated hereby (i) on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby, (ii) without payment of any additional amounts or consideration other than ongoing fees, royalties or payments set forth in Schedule 3.17(c) which the Company would otherwise be required to pay, and (iii) without obtaining the consent or permission of, or giving notice to, any party to such agreements, licenses and sublicenses. The Company is not in breach of or default under any agreement, license or sublicense relating to Third Party Intellectual Property Rights, and to the Knowledge of the Company, no counter party to any agreement, license or sublicense relating to Third Party Intellectual Property Rights is in default under any such agreement, license or sublicense or has not performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material default thereunder. No proceeding is pending or is being or has been threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability of any agreement relating to Third Party Intellectual Property Rights. To the Knowledge of the Company, no underlying item of Third Party Intellectual Property Rights is subject to (i) any Encumbrance that materially interferes with or may reasonably be expected to materially interfere with the rights granted to the Company with respect to such item, or (ii) any claim of infringement.

          (d) The Company has made available to Parent copies of the Company’s standard forms of (i) end-user agreements pursuant to which the Company Intellectual Property Rights are licensed or sold by the Company to any Person (“End-User Agreements”), (ii) agreements pursuant to which the Company provides Services to customers (“Services Agreements”), and (iii) agreements pursuant to which the Company licenses or sells any Products to customers (“Product Agreements”). Except as disclosed in Schedule 3.17(d) (which describes the material variations from the standard form of End-User Agreements, Services Agreements and Product Agreements), as of the date hereof, the Company has not entered into any End-User Agreement, Services Agreement or Product Agreement which contains terms materially different from those set forth in the standard forms of such agreements previously made available to Parent. Except as set forth on Schedule 3.17(d), the Company is not a member of or party to any patent pool, industry standards body, trade association or other organization under the rules of which it is obligated to license any existing or future Company Intellectual Property Rights to any person or to refrain from enforcing any rights. Except as set forth in Schedule 3.17(d), there are no material errors, omissions, issues or defects in the Products, and there are no material errors in any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Products, and the Products conform in all material respects to the most recently published written documentation and specifications previously made available to Parent. The Products do not contain any disabling device, virus, worm, back door, cancel bot, remote control, “time bomb,” “lock,” “drop-dead device,” spyware, keyboard logger, Trojan horse, access control, disabling device or other disruptive or malicious code that may or are intended to impair the intended performance of or otherwise permit unauthorized access to, hamper, delete or damage the Product or any computer system, software, network or data. The Company has taken reasonable actions, consistent with industry standards, to maintain, protect and police the integrity and security of their Products and Services, including the protection and policing against all unauthorized use of, access to, or “hacking” into the Products, software, systems, networks, customer data files, databases and computers utilized by the Company in the operation of its businesses. Except as set forth in Schedule 3.17(d), the Company has not made any material oral or written representations or warranties with respect to its Products or Services. Except as identified in Schedule 3.17(d), no Person has any right to access or use any source code owned or provided by the Company, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will this Agreement or the transactions contemplated hereby, result in the disclosure or release of such source code by the Company, escrow agent(s), or any other person to any third party.
          (e) The Company has used best efforts, on a world-wide basis, to protect and enforce their trade secrets and otherwise to safeguard and maintain the secrecy and confidentiality of all Company Intellectual Property Rights which by their nature are, or reasonably should be held, confidential. Except as set forth on Schedule 3.17(e)(i), all officers, employees, independent contractors and consultants of the Company who have had access to trade secrets or Company Intellectual Property Rights have executed and delivered to the Company agreements (copies of which have been provided to Parent) that maintain the confidentiality of trade secrets and the Company Intellectual Property Rights and assign to the Company all Intellectual Property Rights relating to the business of the Company or arising from the services performed for the Company by such Persons. No Shareholders, current or prior officers, employees, independent contractors or consultants of the Company have claimed any ownership interest in any Company Intellectual Property Rights as a result of having been involved in the development of such property while employed by or providing services to or consulting to the Company, or otherwise. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to the protection of trade secrets or of any confidentiality or nondisclosure agreement relating to the Company Intellectual Property Rights. Except as set forth in Schedule 3.17(e)(ii) and except for the Third Party Intellectual Property Rights, all Company Intellectual Property Rights have been developed by employees of the Company, within the course and scope of their employment, who have executed and delivered to the Company agreements (copies of which have been provided to Parent) that maintain the confidentiality of trade secrets and the Company Intellectual Property Rights and assign to the Company all Intellectual Property Rights relating to the business of the Company or arising from the services performed for the Company by such Persons. Except as set forth in Schedule 3.17(e)(ii), no part of the Products was conceived or developed outside of the United States.
          (f) No federal, state, local or other government facilities or funding, or university or college facilities or funding, were used in the development of the Products or any Company Intellectual Property Rights, and no Product or part thereof or Company Intellectual Property Rights were developed pursuant to any contract or other agreement with any Person except pursuant to contracts or agreements listed in Schedule 3.17(f).
          (g) Except as set forth in Schedule 3.17(g), the Company has not received any communications alleging that the Company has violated any Person’s Intellectual Property Rights or has engaged in unfair competition against any Person or that the functionality or capability of any Product is in violation of any Law. Neither the development, manufacturing, marketing, licensing, distribution or sale of the Products, the performance of the Services nor the conduct of the business of the Company infringe, conflict with or misappropriate, and have not infringed, conflicted with or misappropriated, any Intellectual Property Rights of any Person. To the Knowledge of the Company, the Company has no Liability for any past infringement or misappropriation of any Person’s Intellectual Property Rights. Except as set forth in Schedule 3.17(g), no action, suit, investigation or claim is pending or has been made or to the Knowledge of the Company, is threatened against the Company with regard to any Person’s right in any Company Intellectual Property Rights, including any allegation of infringement or misappropriation or of any breach or default of any license or other agreement, or challenging the ownership, right to use, sell, distribute, license or sublicense, validity or enforceability of any Company Intellectual Property Rights. No action has been taken or is pending to challenge rights to, invalidate or cancel any registration for, or the right of the Company to use any, Company Intellectual Property Rights. Except as set forth on Schedule 3.17(g), there are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which the Company is a party or by which it is bound which involve indemnification by the Company with respect to infringement or misappropriation of Intellectual Property Rights. To the Knowledge of the Company, none of the Company Intellectual Property Rights is being infringed by activities, products or services of, or is being misappropriated by, any other Person.
          (h) It is not or will not be necessary to utilize any Intellectual Property Rights of any Shareholders, employees, independent contractors or consultants of the Company (or Persons the Company currently intends to employ or engage) other than Intellectual Property Rights that have been properly assigned to the Company as of the Closing Date by such Shareholders, employees, independent contractors or consultants. At no time during the conception or reduction of any of the Company’s Intellectual Property Rights to practice was any developer, inventor or other contributor to any Intellectual Property Rights subject to any employment agreement or invention assignment or nondisclosure agreement with or other obligation to any third party.
          (i) The Intellectual Property Rights owned by the Company and the Third Party Intellectual Property Rights licensed by the Company constitute all of the Intellectual Property Rights required by or useful for the continued conduct of the business of the Company as now conducted and as presently proposed to be conducted.
          (j) Set forth on Schedule 3.17(j) are all Internet domain names and universal resource locators (URLs) related to the business of the Company (“Domain Names”). The Company is the sole registrant of all Domain Names, and all registrations of Domain Names are in good standing and registered until the dates set forth on Schedule 3.17(j). No action has been taken or is pending to challenge rights to, suspend, cancel or disable any Domain Name, registration therefor or the right of the Company to use a Domain Name. The Company has all right, title and interest in and to, and rights to use on the Internet and otherwise, the Domain Names. The Company is the owner of, or have sufficient rights to display, all content, data, code and other information displayed, used or made available on the website associated with each of the Domain Names (collectively, the “Content”), and no consent, license or approval from any third party is required in connection with the sale or transfer of the ownership of the Domain Names and the continued use of the Content by Parent or the Surviving Corporation. No facts or circumstances exist which could reasonably form the basis of a challenge relating to the unencumbered use of the Domain Names or any part thereof.
          (k) Except as set forth in Schedule 3.17(k), the Company has not (i) transferred, or agreed to transfer or granted a right to transfer, ownership (or joint or partial ownership) of any of the Company Intellectual Property Rights to any Person, (ii) granted or agreed to grant to any Person any exclusive license of or right to use, or authorized the retention by any Person of any exclusive rights to use or joint ownership of, any of the Company Intellectual Property Rights; (iii) permitted any Person to modify, improve or create derivative works of the Products, any of the Company’s assets or own any Intellectual Property Rights therein; or (iv) permitted any of the Company Intellectual Property Rights currently used in, or currently proposed to be used by the Company in, the Company’s business to lapse, expire or enter the public domain.
          (l) The Company has not brought, or threatened to bring, any claims, actions or lawsuits alleging (i) misappropriation or infringement of any of the Company Intellectual Property Rights or (ii) breach of any license, sublicense or other agreement authorizing another Person to use any of the Company Intellectual Property Rights, and, to the Knowledge of the Company, there do not exist any facts which could form the basis of any such claim, action or lawsuit. The Company has not entered into any agreement granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company Intellectual Property Rights.
          (m) Schedule 3.17(m) lists (i) all open source code or Public Software that is used in the development of or incorporated in, linked to, interfaced with, embedded in or included with any Product or Services or any product or service currently under development by the Company and in each case identifying the name of the open source license agreement under which such code or Public Software is (A) licensed to the Company and (B) licensed by the Company to any Person; (ii) all open source code or Public Software projects that are managed by a Shareholder, the Company or any Person on behalf of the Company; (iii) all open source code or Public Software projects that a Shareholder, the Company participates in or is a contributor to; and (iv) all open source code or Public Software projects that a Shareholder or the Company has, or purports to have, an ownership interest in any of the source code, copyright or other intellectual property rights therein (collectively (ii)-(iv), the “Company Open Source Projects”). Except as set forth on Schedule 3.17(m), the Company has sole title to, and ownership of, all Intellectual Property Rights in and to the Company Open Source Projects. Except as set forth on Schedule 3.17(m), no Product is sold, licensed, distributed or otherwise made available by the Company as Public Software. Schedule 3.17(m) also lists any open source code, Public Software or product or service related to the business of the Company in which any Shareholder has any ownership right. All Public Software used, sold, licensed or distributed by the Company is and has been used, sold, licensed and distributed in compliance with all underlying open source license agreements.
          (n) Use of User Data.
               (i) The use, license, sublicense and sale by the Company of any User Data collected from users at any website operated by the Company and any co-branded websites which the Company manages have complied in all material respects with the applicable published privacy policy in effect at the time such User Data was collected (collectively, the “Privacy Policies”), excluding any violation that, if disclosed, would not reasonably be expected to result in a material claim against the Company.
               (ii) The Company is in compliance with all Laws, Privacy Policies and contractual obligations binding on the Company that relate to or govern the compilation, use and transfer of User Data. The Products licensed or sold by the Company do not include any functionality or capability that violates, or upon use would or could violate, any Law, including, without limitation, the Computer Fraud and Abuse Act and any Law relating to “hacking,” trespass or unauthorized use.
               (iii) There is no suit, action or other proceeding (including any audit or investigation) pending or, to the Knowledge of the Company, threatened by any Person or any Government Authority involving the use, disclosure or transfer of any User Data by the Company, nor has the Company received any communication, written or oral, from any Government Authority regarding the use, disclosure or transfer of any User Data by the Company.
               (iv) Neither the Privacy Policies nor any Law restricts, limits or prohibits the transfer of User Data to Parent, the Surviving Corporation or their Affiliates or otherwise limits Parent, the Surviving Corporation or their Affiliates from succeeding to all rights and privileges of Company with respect to such User Data (it being understood that, following such transfer, such User Data will remain subject to the applicable use limitations set forth in such Privacy Policies).
               (v) To the Knowledge of the Company, no Person has obtained unauthorized access to User Data stored on the computer systems owned, leased or operated by the Company (including, without limitation, any User Data contained in any hard copy printouts), nor has there been any other unauthorized acquisition of material computerized data of the Company (including, without limitation, any data contained in any hard copy printouts) that has compromised the security, confidentiality or integrity of any User Data maintained by the Company in any material manner.
          (o) Schedule 3.17(o) lists all material unresolved warranty and support claims (including any pending claims) related to the Products and Services and the nature and status of such claims.
          (p) Except as set forth in Schedule 3.17(p), the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby and the fulfillment by the Company of the terms hereof and thereof, do not and will not, directly or indirectly (with or without notice or lapse of time): (i) cause the Company to be in breach, violation or default under any license, sublicense or other agreement relating to Intellectual Property Rights, Products or Services, nor terminate or modify or entitle any other Person to any such license, sublicense or agreement to terminate or modify, such license, sublicense or agreement, (ii) limit in any way the Company’s ability to conduct its business or use or provide the use of the Company Intellectual Property Rights or any Intellectual Property Rights of others, or (iii) result in the Company being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business.
     3.18 Related Party Transactions. The Company has not, since December 31, 2009, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or officer (or equivalent thereof) of the Company. Except as set forth on Schedule 3.18, no officer or director of the Company has received since December 31, 2009, nor is entitled to receive, any material compensation from any Person that has engaged in or is engaging in any material transaction with the Company. The Company is not a party to or bound by any Contract or other commitment or transaction with any Related Party, nor do any Related Parties have any legal or beneficial interest in the Company Intellectual Property Rights or any other assets or property owned or used by the Company, in any Contracts to which the Company is a party, or in any other Person with which the Company is or has been party to a Contract. There are no outstanding claims, accounts payable or receivable, intercompany loans, indebtedness, or other Liabilities, between the Company or any Related Parties, and all such Liabilities have been, or will be prior to Closing, repaid in full.
     3.19 Customers. Schedule 3.19 identifies the customers (based on current fiscal year revenues) of the Company for which the Company has revenues in excess of $500 (“Significant Customers”). The relationship of the Company with each of the Significant Customers is a good working relationship, and since the fiscal year ended December 31, 2009, there has not been any material change in the business relationship of the Company with any of its Significant Customers. No Significant Customer of the Company has terminated or threatened in writing to terminate its relationship with the Company or has during the last twelve (12) months materially decreased, limited or otherwise changed the terms and conditions for the purchase of goods or services from the Company, or threatened in writing to do so, and the Company does not know of any written or oral communication, fact, event or action which exists or has occurred which would indicate that any Significant Customer of the Company would do so, whether as a result of the transaction contemplated hereby or otherwise. To the Knowledge of the Company, no Significant Customer of the Company is experiencing financial difficulties which could reasonably be expected to adversely affect full and timely payment by any such Significant Customer under any Contract with the Company or of any amounts owed to the Company.
     3.20 Brokers. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Parent, the Company for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Company.
     3.21 Bank Accounts; Powers of Attorney. Schedule 3.21 sets forth a true, correct and complete list of the names and locations of all banks and other financial institutions at which the Company maintains an account or safe deposit box, the names of all Persons authorized to withdraw therefrom or have access thereto and the names of all Persons holding powers of attorney from the Company as of the date of this Agreement.
     3.22 Disclosure. No representation or warranty of the Company contained in this Agreement, any Exhibit hereto or the Disclosure Schedule, and no representation, warranty or statement contained in any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, Parent pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SIGNIFICANT SHAREHOLDERS
     As a material inducement to the Parent and Merger Sub to enter into this Agreement, and to consummate the transactions contemplated hereby, the Significant Shareholders, jointly and severally, represent and warrant to the Parent as of the date hereof and as of the Closing, as follows:
     4.1 Authority for Agreement. The Significant Shareholders have full power, authority and legal right to enter into and perform their respective obligations under this Agreement and each other document contemplated hereby to which the Significant Shareholders are or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which the Significant Shareholders are a party have been or will be duly executed and delivered by the Significant Shareholders, as applicable, and are legal, valid and binding obligations of the Significant Shareholders, enforceable against the Significant Shareholders in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and general principles of equity.
     4.2 No Violation to Result. Except as set forth on Schedule 4.2, the execution, delivery and performance by the Significant Shareholders of this Agreement and the other documents contemplated hereby and the consummation by the Significant Shareholders of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time or both): (a) (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by, any Contract to which any of the Significant Shareholders is a party or by which any of the Significant Shareholders or the Significant Shareholders’ assets are bound or (ii) violate any Law or other legal requirement of any Government Authority applicable to any Significant Shareholder; (b) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (c) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon any of the Company Stock or any of the properties or assets of the Company. Other than as set forth on Schedule 4.2, no notice to, filing with, or consent of, any Person is necessary in connection with, and no “change of control” provision is, or will be, triggered by, the authorization, approval, execution, delivery or performance by the Significant Shareholders of this Agreement and the other documents contemplated hereby nor the consummation by the Significant Shareholders of the transactions contemplated hereby or thereby. The Significant Shareholders have given all notices, made all filings and obtained all consents set forth on Schedule 4.2 or will have done so prior to Closing.
     4.3 Litigation. There is no Proceeding pending or threatened against or affecting any of the Significant Shareholders or their assets before any court, agency, authority or arbitration tribunal that will adversely affect consummation of the Merger or any of the transactions contemplated by this Agreement.
     4.4 Brokers. Except as set forth on Schedule 3.20, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Parent, the Company or the Significant Shareholders or any of their respective Affiliates for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Significant Shareholders.
     4.5 Disclosure. No representation or warranty by the Significant Shareholders contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, the Parent pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Each of Parent and Merger Sub represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:
     5.1 Organization. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary. Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of California and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary. Each of Parent and Merger Sub has full corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to conduct its business as conducted.
     5.2 Authority for Agreement. Each of Parent and Merger Sub has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which Parent or Merger Sub, as applicable, is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby are authorized. No other corporate proceedings on the part of Parent or Merger Sub are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which Parent or Merger Sub, as applicable, is a party is the legal, valid and binding obligations of Parent or Merger Sub, as applicable, enforceable against Parent in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general.
     5.3 No Violation to Result. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other documents contemplated hereby and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time): (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by, (x) any of the terms of the Certificate of Incorporation or Bylaws of Parent or the Articles of Incorporation of Merger Sub or any resolution adopted by the board of directors of Parent or Merger Sub or shareholders of Parent or Merger Sub, or (y) any Contract or encumbrance to which Parent or Merger Sub is a party or by which it is bound; or (z) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any Government Authority applicable to Parent or Merger Sub; (ii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person, upon any of the properties or assets of Parent or Merger Sub. Other than as expressly set forth herein, no notice to, filing with, or consent of, any Person is necessary in connection with the execution, delivery or performance by Parent or Merger Sub of this Agreement and the other documents contemplated hereby nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby.
     5.4 Interim Operations of Merger Sub. Merger Sub is wholly-owned by Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     5.5 Brokers. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company for any commission, fee or other compensation payable as a finder or broker because of any act or omission by Parent or Merger Sub.
     5.6 Disclosure. No representation or warranty by Parent or Merger Sub contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, the Company pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Access to Properties and Records. The Company shall, and shall cause its Representatives to, afford to Parent’s Representatives reasonable access during the Company’s normal business hours and in a manner not unreasonably disruptive under the circumstances, to all of the Company’s assets, properties, books and records and Representatives in order to afford Parent as full an opportunity of review, examination and investigation as it shall reasonably request of the affairs of the Company, and Parent and its representatives shall be permitted to make extracts from, or take copies of, such books, records (including the share record and minute books) or other documentation as may be reasonably necessary. The Company shall furnish or cause to be furnished to Parent such reasonable financial and operating data and other information about the Company, its business as presently conducted, as conducted in the past and as presently proposed to be conducted in the future, and properties and assets which any of the Representatives of Parent may reasonably request. No information or knowledge obtained by Parent, its Representatives or any Indemnified Parties in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty of the Company contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement or any provision hereof.
     6.2 Interim Covenants of the Company. From the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by Parent or as otherwise set forth in Schedule 6.2, the Company shall (i) keep intact the Company and its business, as presently conducted, as conducted in the past and as proposed to be conducted in the future, and shall not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of its business as the same is presently being conducted; (ii) use their reasonable best efforts to keep available the services of the directors, officers, employees, independent contractors and agents of the Company and retain and maintain good relationships with its clients and maintain the Company’s assets and the Facilities in good condition; (iii) perform their obligations under the Contracts; (iv) maintain the goodwill and reputation associated with the Company and (v) to the extent requested by Parent, take such actions as may be required to terminate any or all of the Benefit Plans prior to the Closing Date. Without limiting the generality of the foregoing, the Company shall not:
          (a) adopt or propose any change to the Articles of Incorporation, Bylaws or other organizational documents of the Company;
          (b) merge or consolidate with any other Person or acquire a material amount of shares or assets of any other Person or effect any business combination, recapitalization or similar transaction;
          (c) purchase, sell, lease or dispose of or make any contract for the purchase, sale, lease or disposition of or make subject to a security interest or any other Encumbrance, any of the Company’s properties or assets, other than in the ordinary and usual course of its business, consistent with the representations and warranties contained herein, and not in breach of any of the provisions of this Section 6.2, in each case for a consideration at least equal to the fair value of such property or asset;
          (d) (i) grant any salary increase to, or increase the draw of, any of the officers, directors, employees or agents of the Company, (ii) enter into any new, or amend or alter any existing, employment, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, stock option, group insurance, death benefit or other fringe or other Benefit Plan, trust agreement or other similar or dissimilar arrangement, or any employment or consulting agreement (iii) hire, employ or engage (or agree or commit to hire, employ or engage) any new employees or consultants (other than with respect to any existing position that is or has become vacant), or terminate the employment of any existing employees;
          (e) incur any indebtedness or borrowings, whether or not in the ordinary course of its business, or issue any notes or commercial paper;
          (f) enter into any leases of real property;
          (g) enter into any leases of equipment and machinery except in the ordinary course of business;
          (h) enter into any Contract (i) which would be required to be listed on Schedule 3.12 had it been entered into prior to the date hereof or (ii) in which any Affiliate of the Company or any Shareholder has any direct or beneficial interest;
          (i) amend or prematurely terminate, or waive any material right or remedy under, any Contract;
          (j) write-off as uncollectible, discount, or establish any extraordinary reserve with respect to, or accelerate the collection of, any account receivable or other receivable or defer or postpone the payment in full or any accounts payable;
          (k) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of the Company’s capital stock or any other securities;

          (l) redeem, purchase or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock or debt securities or any option, warrant or other right to purchase or acquire any such shares, or declare, accrue, set aside or pay any dividend or other distribution (whether in cash, shares or other property) with respect to such capital stock;
          (m) create, incur or assume any liability or indebtedness, except in the ordinary course of business consistent with past practices, or postpone or defer the creation, incurrence, or assumption of any liability or indebtedness that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;
          (n) pay or apply any of the Company’s assets to the direct or indirect payment, discharge, satisfaction or reduction of any Indebtedness or Non-Ordinary Course Liabilities;
          (o) change any of its methods of accounting or accounting practices in any respect;
          (p) commence or settle any legal proceeding, action, demand, or claim;
          (q) make, amend or revoke any election with respect to Taxes, amend any Tax Return, or settle or compromise any Tax Liability, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes that would have any affect on the Company’s Tax Liabilities for any taxable period for which a Tax Return has not been filed;
          (r) take any action, fail to take any action or enter into any agreement or understanding that causes the Company to be in breach or violation of any of the representations or warranties made in this Agreement or commit a breach of or amend or terminate any Significant Contract or any permit, license or other right;
          (s) take or omit to take any action that has or would reasonably be expected to have the effect of materially accelerating sales to customers or revenues to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods; or
          (t) agree or commit to do any of the foregoing.
     6.3 Publicity and Disclosure; Confidentiality.
          (a) Parent shall determine the form and substance of any press release, publicity or other communication related to this Agreement or the transactions contemplated hereby. Parent shall use reasonable effort to provide the Company with the opportunity to comment on the initial press release announcing this Agreement and the transactions contemplated hereby. No Party shall make any disclosure of this Agreement or the existence, terms and conditions hereof (whether or not in response to an inquiry about the existence or subject matter of this Agreement) to any Person unless previously approved by Parent in writing. Notwithstanding the foregoing, nothing contained herein shall prohibit Parent from making any disclosure which Parent in good faith believes is required by, or advisable according to, applicable Laws, regulations or stock market rules.
          (b) The Company, the Shareholders’ Representative and, by virtue of the Merger, each Shareholder, hereby agrees that it shall hold, and shall use its best efforts to cause its Representatives to hold, in strict confidence from any Person (other than such Representatives), all Parent Confidential Information, except to the extent: (i) compelled to disclosure by judicial or administrative process or by other requirements of Law, (ii) previously known by the Person receiving such Parent Confidential Information, (iii) in the public domain through no fault of the receiving Person. In the event the transactions contemplated hereby are not consummated, the Company and the Shareholders’ Representative shall, and shall cause their respective Representatives and each of the Shareholders and their respective representatives to, promptly redeliver to Parent all copies of Parent Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.
     6.4 No Solicitation. The Company and the Significant Shareholders shall not (and the Company and the Significant Shareholders shall cause the Company’s Representatives not to) solicit or encourage the initiation or submission of interest, offers, inquiries or proposals (or consider or entertain any of the foregoing) from any Person (including, without limitation, by way of providing any non-public information concerning the Company, its business or assets to any Person or otherwise), initiate or participate in any negotiations or discussions, or enter into, accept or authorize any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any expression of interest, offer, proposal to acquire, purchase, license, or lease (other than, in the case of licenses or leases, non-exclusive licenses or leases to end users on customary terms in the ordinary course of business consistent with past practices (“Non-Exclusive Licenses”)) (i) all or a substantial portion of the Company’s business or assets (including, without limitation the Company Intellectual Property Rights), or (ii) the Company’s capital stock or other securities, in each case whether by stock purchase, merger, consolidation, combination, reorganization, recapitalization, purchase of assets, tender offer, lease, license (other than Non-Exclusive Licenses) or otherwise (any of the foregoing, a “Competing Transaction”). The Company shall, and the Company shall cause its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Parent) relating to a possible Competing Transaction, and shall promptly provide Parent with an oral and a written notice of any expression of interest, proposal or offer relating to a possible Competing Transaction that is received by the Company or by any of the Company’s Representatives from any person, which notice shall contain the nature of the proposal proposed and the material terms of the proposal and include copies of any such notice, inquiry or proposal. The Company represents and warrants to Parent that (i) this Section 6.4 does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which the Company or the Company’s officers, employees, shareholders or agents are currently bound, and (ii) no breach or violation of the Letter of Intent has occurred or is continuing.
     6.5 Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Company contained herein to be untrue or inaccurate in any respect at or prior to the Closing and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company hereunder. The delivery of any notice pursuant to this Section 6.5 shall not be deemed to (x) modify the representations or warranties hereunder of the Company, (y) modify the conditions set forth in Article VIII or (z) limit or otherwise affect the remedies available hereunder to Parent.
     6.6 Tax Matters.
          (a) Preparation of Tax Returns after Closing.
               (i) Parent shall prepare and file (or cause to be prepared and filed) with the appropriate Taxing Authorities all Tax Returns required to be filed by the Company with respect to any taxable period beginning before the Closing Date that become due after the Closing Date (each a “Parent Prepared Return”). Each Parent Prepared Return shall be prepared in a manner consistent with prior practice of the Company unless otherwise required by applicable Tax Law or consented to by the Shareholders’ Representative (which consent may not be unreasonably delayed or withheld).
               (ii) Parent shall provide the Shareholders’ Representative with a copy of each Parent Prepared Return for review and comment at least thirty (30) days prior to the filing of such Tax Return (or, if required to be filed within thirty (30) days after the Closing or the end of the taxable period to which such return relates, as soon as reasonably possible following the Closing or the end of such taxable period, as the case may be), accompanied (if relevant) by a statement setting forth and calculating in reasonable detail the Taxes that are shown as due on such Tax Return and claimed to be indemnifiable pursuant to Section 9.1. The Shareholders’ Representative shall have the right to review and comment on each Parent Prepared Return.
               (iii) Parent shall, subject to any indemnification pursuant to Section 9.1, pay or cause to be paid the Tax shown as due on each Parent Prepared Return.
          (b) Allocation of Taxes. The Shareholders, Parent and the Company shall, to the extent permitted by applicable Tax Law, cause the taxable period of the Company to end as of the close of the Closing Date. For purposes of this Agreement, Taxes incurred by the Company with respect to a taxable period that includes but does not end on the Closing Date, shall be allocated to the portion of the period ending on the Closing Date as follows: (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such period occurring through and including the Closing Date compared to the total number of days in such taxable period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date. For the elimination of doubt, Taxes incurred or deductions generated by reason of the transactions contemplated by this Agreement shall be allocated to the portion of the period ending on the Closing Date. Any Tax credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date.
          (c) Tax Proceedings. Any Party who receives any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to the Company that may give rise to Liability of another Party hereto or the Shareholders (including pursuant to the indemnification provisions of this Agreement), shall promptly notify such other Party within ten (10) business days of the receipt of such notice. The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any Tax Proceeding to the extent that such Proceeding could affect a Liability which could reasonably be a basis for a claim pursuant to the indemnity obligations hereunder.
          (d) Cooperation, Access to Information, and Record Retention. The Shareholders, Parent and the Company shall cooperate, and shall cause their representatives to cooperate, as and to the extent reasonably requested by any other Party hereto in connection the preparation and filing of Tax Returns as provided herein, any Proceeding with respect to Taxes, and any determination regarding reflection of Tax liabilities of the Company in financial statements of Parent. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, Proceeding relating to Taxes or any preparation of financial statements, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholders, Parent and the Company shall (i) retain all books and records with respect to Company Taxes (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period and (ii) give the other Parties hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, allow the other Party to either copy or take possession of such books and records.
          (e) Tax Certificates. The Parties further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Government Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.
          (f) Termination of Tax Sharing Agreements. All Tax sharing agreements or similar agreements between the Company and any other Person (other than any such agreement created by the execution of this Agreement) shall be terminated on or before the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.
          (g) Transfer Taxes. Notwithstanding any provision to the contrary in this Agreement, all Transfer Taxes incurred by the Shareholders in connection with the transactions contemplated by this Agreement shall be paid by the Shareholders when due. The Shareholders shall, at their own expense, prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable Law, Parent shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
     6.7 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, audit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with such Party or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX below).
     6.8 Reasonable Efforts. Each Party agrees to use all reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Government Authorities or any other Person required to consummate the Merger and the other matters contemplated hereby, (b) provide such other information and communications to such Government Authorities or other public or private Persons as the other Party or such Government Authorities or other public or private Persons may reasonably request in connection therewith, and (c) execute such further documents, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be required to consummate and make effective the transactions contemplated by this Agreement including, without limitation, the satisfaction of all conditions hereto. If applicable, the Parties shall file all notices and other information and documents required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 as promptly as practicable after the date hereof.
     6.9 Company Employees. The Company agrees that promptly after the date hereof it shall allow Parent to make a presentation to the Company’s employees and to interview such employees for continued employment with the Company after the Closing. The Company will use all reasonable efforts to cause such Company’s employees to make available their employment services to the Surviving Corporation.
     6.10 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the board of directors of the Company shall use commercially reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the Merger and such other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms set forth in this Agreement and otherwise act to eliminate the effects of any Takeover Statute on the Merger and any of the other transactions contemplated by this Agreement.
     6.11 Employee Benefits Matters. Effective immediately preceding the Closing, the Company will terminate any and all Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code and, at the request of Parent, the Company will provide Parent with evidence that such plans have been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the board of directors of the Company or other duly-designated authority. In addition, at the request of Parent, the Company will terminate any one or more Welfare Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective as of the date specified by Parent and, at the request of Parent, the Company will provide Parent with evidence that such Welfare Plans have been so terminated pursuant to resolutions duly adopted by the board of directors of the Company or other duly-designated authority. The Company also shall take such other actions in furtherance of terminating such Benefit Plans as Parent may reasonably require. Prior to the Closing, each of the officers, directors, employees and Affiliates of the Company shall repay in full, in accordance with their terms, all debts and other obligations, if any, owed to the Company.
     6.12 Company Shareholder Approval.
          (a) The Company, through its board of directors, shall unanimously recommend to the Shareholders that the Shareholders approve and adopt this Agreement, the Merger and the transactions contemplated hereby and thereby (the “Recommendation”). Immediately after the execution of this Agreement and in accordance with the CGCL, the Company shall submit this Agreement, the Merger and the transactions contemplated hereby and thereby, together with a consent solicitation statement describing the Company, the principal terms of the Merger and the transactions contemplated hereby in form and substance that complies in all respects with the CGCL, the Company’s Articles of Incorporation and the Bylaws and which includes the Recommendation (the “Consent Solicitation Statement”) to all of the Shareholders for approval as provided by the CGCL and the Company’s Articles of Incorporation and Bylaws.
          (b) The Company shall use its best efforts to solicit and promptly obtain, but in any event within three (3) days of the date of this Agreement, written consents of the Shareholders constituting the Requisite Vote to approve the Merger, and to enable the Closing to occur as promptly as practicable following the date hereof, this Agreement, the other documents contemplated hereby and the transactions contemplated hereby and thereby (“Written Consents”). Prior to the distribution of the Consent Solicitation Statement or Information Statement, as defined below (or in each case any amendment or supplement thereto), Parent and its counsel shall be provided copies of the Consent Solicitation Statement and Information Statement (and any such amendment or supplement) and shall be provided a reasonable opportunity to review and comment thereon. The Company shall comply with the CGCL and all other applicable Law with respect to the submission of this Agreement, the Merger and the transactions contemplated hereby and thereby, the distribution of the Consent Solicitation Statement and the solicitation of the Written Consents.
          (c) Promptly, but in no event more than three (3) business days after the date of the Written Consents, the Company shall (i) deliver notice to each Shareholder that did not execute a Written Consent (the “Nonconsenting Shareholders”) of the action by Written Consent of the Shareholders pursuant to and in accordance with the applicable provisions of the CGCL, including Section 603 of the CGCL, and the Company’s Articles of Incorporation and Bylaws, (ii) deliver the notice required pursuant to Chapter 13 of the CGCL informing the Nonconsenting Shareholders that dissenters’ rights are available for their shares pursuant to Chapter 13 of the CGCL along with such other information as is required by Section 1300 of the CGCL, and (iii) without limiting the generality of clause (ii), deliver an information statement (the “Information Statement”) containing substantially the same information as is contained in the Consent Solicitation Statement. Each Party hereto agrees that the information supplied by such Party for inclusion in the Consent Solicitation Statement and the Information Statement will not, on the date the Consent Solicitation Statement and the Information Statement is first sent or furnished to the Shareholders or at any time Written Consents are being solicited, contain any statement which, at such time, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.
          (d) Neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify the Recommendation.
          (e) Promptly after the date hereof, the Company shall submit to the Company’s shareholders for approval (in a manner satisfactory to Parent), by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments or benefits that may, separately or in the aggregate, exceed 299% of the recipient’s “base amount” (as that term is defined in Section 280G of the Code) (which determination shall be made by Company and shall be subject to review and approval by Parent), such that such payments and benefits shall not be deemed to be constitute “parachute payments” pursuant to Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Purchaser evidence satisfactory to Purchaser that (i) a vote of the shareholders of the Company was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite shareholder approval was obtained with respect to any payments or benefits that were subject to the shareholder vote (the “280G Shareholder Approval”), or (ii) that the 280G Shareholder Approval was not obtained and as a consequence, that such payments or benefits shall not be made or provided to the extent they would cause any such amounts to exceed 299% of the recipient’s “base amount” (as that term is defined in Section 280G of the Code), pursuant to the irrevocable written waivers which were executed by the affected individuals prior to the shareholder vote.
ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB
     The obligations of Parent and Merger Sub under this Agreement to consummate the Merger and the other transactions contemplated hereby are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing is scheduled to occur, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by Parent in writing.

     7.1 Representations and Warranties. All of the representations and warranties of the Company contained in this Agreement (i) shall have been true, correct and complete on and as of the date hereof and (ii) shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except that in the case of this clause (ii), those representations and warranties which speak as of a specific date need only be true, correct and complete on and as of such date, and the words “material,” “materially,” “Material Adverse Effect,” and similar qualifiers shall be disregarded for purposes of determining such accuracy of such representations and warranties).
     7.2 Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects, on or before such date.
     7.3 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of the Company following the Closing shall be in effect, nor shall any Proceeding brought by an administrative agency or commission or other Government Authority or other instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no Proceeding of any nature pending or threatened, against Parent or the Company, their respective properties or any of their respective officers or directors that could have a Material Adverse Effect on (i) the Company or (ii) Parent.
     7.4 No Material Adverse Effect. Parent shall not have determined that there shall have occurred any effect, event or change which, individually or in the aggregate, has had or could have a Material Adverse Effect on the Company.
     7.5 Governmental, Regulatory and Other Consents and Approvals. All consents, approvals, assignments and actions of, filings with and notices to any Government Authority or any other public or private Persons required of the Company or Parent to consummate the Closing and the other matters contemplated hereby shall have been obtained, including, without limitation, the expiration or termination without the objection of any of the relevant federal authorities of all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as well as those listed or required to be listed on Schedule 3.3.
     7.6 Shareholders’ Agreement. Each of the Key Shareholders shall have duly executed and delivered the Shareholders’ Agreement to Parent.
     7.7 Indebtedness. Each holder of Indebtedness shall have executed and delivered to the Company a payoff letter satisfactory to Parent and each such holder shall have released in writing all liens and Encumbrances arising from such Indebtedness.
     7.8 Warrants. The Company Warrants shall have been canceled or terminated pursuant to Section 1.9 hereof.
     7.9 Company Employees. Each of the Company Employees (i) shall have executed and delivered to Parent a complete set of Employee Agreements, (ii) agreed to be an employee of Parent after the Closing, (iii) shall be an employee of the Company immediately prior to the Closing (iv) shall not have attempted (whether formally or informally) to terminate, rescind or repudiate the Employee

Agreements and (v) shall not have notified (whether formally or informally) Parent or the Company of such Company Employee’s intention of leaving the employ of Parent or the Company following the Closing.
     7.10 Written Consents. The holders of at least 90% of the issued and outstanding Company Stock shall have delivered to the Company properly completed and executed Written Consents to approve the principle terms of the Merger, this Agreement and the documents and transactions contemplated hereby. No holder of issued and outstanding shares of Company Stock shall have indicated to the Company or Parent their intention to exercise dissenter’s rights.
     7.11 Closing Deliveries of the Company. At the Closing, the Company and the Shareholders’ Representative shall have performed and delivered the following:
          (a) all of the officers, directors, employees and Affiliates of the Company shall have repaid (and shall delivered to Parent evidence of repayment) in full in accordance with their terms all debts and other obligations, if any, owed by any of them to the Company;
          (b) the Company shall have executed and delivered to Parent a certificate of its secretary, setting forth the organizational documents of the Company and the resolutions of its board of directors and Shareholders (or other evidence reasonably satisfactory to Parent) authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that such organizational documents and resolutions have not been amended or rescinded and are in full force and effect;
          (c) the Company shall have delivered to Parent the original share records of the Company, books of account, minute books, minutes and other records of all meetings of the Company, the corporate seal of the Company and such other documents, records, keys and other items as shall be necessary for the operation of the business of the Company;
          (d) the Company’s Chief Executive Officer shall have delivered to Parent an officer’s certificate certifying to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof;
          (e) the Company shall have delivered to Parent a good standing certificate from the jurisdiction of its incorporation and from each state in which it is qualified to do business, and its certified charter documents, each dated as of a date reasonably close to the Closing Date;
          (f) the Company shall have caused to be delivered to Parent the opinion of White & Lee LLP, counsel to the Company, as to the matters attached hereto as Exhibit G;
          (g) the Company shall have executed and delivered a properly executed FIRPTA Notification Letter along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company;
          (h) the Company shall have secured effective and irrevocable 280G Waivers with respect to each Potential Parachute Recipient, conducted the shareholder vote, and delivered to Parent the results of such shareholder vote, all as contemplated by Section 6.12(e);

          (i) the Company shall have delivered to Parent the Company’s statements of income and cash flows for the years ending December 31, 2009 and balance sheets as of December 31, 2009, compiled and reviewed by a third party reasonably acceptable to Parent;
          (j) the Company shall have delivered to Parent releases, in a form reasonably acceptable to Parent, executed by Nils Puhlman and Tom Stuart.
ARTICLE VIII
CONDITIONS TO THE COMPANY’S OBLIGATIONS
     The obligations of the Company under this Agreement to consummate the Merger and the other transactions contemplated hereby are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing Date is scheduled to occur, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the Shareholders’ Representative in writing.
     8.1 Representations and Warranties True at the Closing Date. All of the representations and warranties of Parent contained in this Agreement (i) shall have been true, correct and complete on and as of the date hereof and (ii) shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except that in the case of this clause (ii), those representations and warranties which speak only as of a specific date need only be true, correct and complete on and as of such date, and the words “material,” “materially,” “Material Adverse Effect,” and similar qualifiers shall be disregarded for purposes of determining such accuracy of such representations and warranties).
     8.2 Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Parent on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects, on or before such date.
     8.3 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Government Authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.
     8.4 Closing Deliveries of Parent and Merger Sub. At the Closing, Parent shall have performed and delivered the following, subject to waiver, in part or in full, by the Shareholders’ Representative:
          (a) Parent and Merger Sub shall have executed and delivered to the Company an officer’s certificate certifying to the matters set forth in Sections 8.1 and 8.2; and
          (b) Parent shall have established and approved the Employee Incentive Plan.

ARTICLE IX
INDEMNITY
     9.1 General Indemnification. By virtue of the Merger, each Shareholder, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless the Indemnified Parties from, against and in respect of all Damages suffered, sustained, incurred or paid by any Indemnified Party, in each case in connection with, resulting from or arising out of, directly or indirectly: (i) the Breach of any representation or warranty made by the Company or the Significant Shareholders set forth in this Agreement or in any other agreement or any certificate delivered or provided in connection with or related to the consummation of the transactions contemplated by this Agreement; (ii) the Breach of any covenant or agreement on the part of the Company set forth in this Agreement or in any agreement or certificate executed and delivered by the Company pursuant to this Agreement or in the transactions contemplated hereby; (iii) any Indebtedness or Non-Ordinary Course Liabilities; (iv) the Benefit Plans and any and all benefits accrued under the Benefit Plans as of the Closing Date and any and all other Liabilities arising out of, or in connection with the form or operation of the Benefit Plans on or prior to the Closing Date; (v) any and all Liabilities for (x) all Taxes of the Company incurred in connection with or arising out of the activities or business of the Company on or before the Closing Date (determined, with respect to taxable periods that include but do not end on the Closing Date, in accordance with the allocation provisions of Section 6.6(b)) in excess of the amount of such Taxes reflected as a liability in the computation of Closing Net Working Capital, (y) all Taxes required to be paid by the Company by reason of the Company (or a predecessor of such entities) having been a member of an affiliated, consolidated, combined, or unitary group at any time on or before the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law, rule, or regulation and (z) all Taxes of any Person (other than the Company) required to be paid by the Company by reason of Contract, assumption, transferee liability, or operation of Law, if the liability of the Company for such Taxes is attributable to an event or transaction occurring on or before the Closing Date; (vi) with respect to each Dissenting Share, any payments by Parent in respect of demands for appraisal of such Dissenting Shares, (vii) any claim brought by a Shareholder or former shareholder of the Company, or any other Person, based upon (A) ownership or rights to ownership of any shares of capital stock or other securities of the Company, (B) any rights of a shareholder (other than the right to receive a portion of the Merger Consideration pursuant to Section 1.6 or with respect to Dissenting Shares), including any option, preemptive rights or rights to notice or to vote, (C) any rights under the Articles of Incorporation or Bylaws of the Company, (D) any claim that his, her or its shares were wrongfully repurchased by the Company or issued out of compliance with applicable securities Laws, or (E) any claim relating to any Company Option, Series A Warrant or Common Warrant or the exercise thereof; (viii) any alleged improper allocation of the Merger Consideration among the Shareholders, (ix) the matters set forth in Appendix C and (x) enforcing the indemnification rights of the Indemnified Parties hereunder.
     9.2 Claims for Indemnification.
          (a) In the event that any Indemnified Party has a claim against any Person from whom indemnification is sought (an “Indemnifying Party”) pursuant to Section 9.1 hereof, which does not involve a claim being sought to be collected by a third party, the Indemnified Party shall provide notice of such claim (a “Claim Notice”) to the Shareholder Representative (or the particular Indemnifying Party in the event that recovery is being sought directly from such Indemnifying Party). If the Shareholder Representative (or the Indemnifying Party, if applicable) does not notify the Indemnified Party within thirty (30) days from receipt of the Claim Notice that Shareholder Representative (or the Indemnifying Party, if applicable) disputes such claim, or its liability to the Indemnified Party for such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Parties hereunder. In case an objection is made in writing by the Shareholder Representative in accordance with this Section 9.2(a) (an “Objection Notice”), the Indemnified Party shall have thirty (30) days to respond in a written statement to such Objection Notice; provided further that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Party prior to midnight (Eastern time) on the 30th day following receipt of the Claim Notice (such deadline, the “Objection Deadline”) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made. Each Claim Notice shall: (1) state that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Damages, and (2) set forth in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.
          (b) In case the Shareholder Representative delivers an Objection Notice in accordance with Section 9.2(a) hereof, the Shareholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the dispute has not been resolved within thirty (30) days after the Indemnifying Party notice of such dispute, either the Stockholders’ Representative or the Parent may initiate litigation in accordance with Section 12.3. In the event the Parent does not receive an Objection Notice by the Objection Deadline, the claim(s) set forth in the Claim Notice shall be conclusively deemed to be approved by the Stockholders Representative and the Indemnifying Party.
     9.3 Third Party Claims. In the event of the assertion or commencement by any Person of any claim, demand or Proceeding (whether against Parent or against any other Person) with respect to which any Indemnified Party may be entitled to indemnification pursuant to this Article IX, Parent shall have the right, at its election, to proceed with the defense (including settlement or compromise) of such claim, demand or Proceeding on its own; provided, however, that if Parent settles or compromises any such claim, demand or Proceeding without the consent of the Shareholders’ Representative, such settlement or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnified Party in connection with such claim, demand or Proceeding (it being understood that if Parent requests that the Shareholders’ Representative consent to a settlement or compromise, the Shareholders’ Representative shall not unreasonably withhold, burden or delay such consent). Parent shall give the Shareholders’ Representative prompt notice after it becomes aware of the commencement of any such claim or legal proceeding against Parent; provided, however, any failure on the part of Parent to so notify the Shareholders’ Representative shall not limit any of the obligations of the Shareholders or the Shareholders’ Representative, or any of the rights of any Indemnified Party, under this Article IX (except to the extent such failure materially adversely prejudices the defense of such Proceeding). If Parent does not elect to proceed with the defense (including settlement or compromise) of any such claim, demand or Proceeding, the Shareholders’ Representative may proceed with the defense of such claim, demand or Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Shareholders’ Representative may not settle or compromise any such claim, demand or Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld). No Indemnified Party (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

     9.4 Survival of Representations, Warranties and Covenants. Each covenant and agreement contained in this Agreement or in any agreement or other document delivered pursuant hereto shall survive the Closing and be enforceable until such covenant or agreement has been fully performed. The representations and warranties contained in this Agreement or in any agreement or other document delivered pursuant hereto shall survive the Closing until the date that is twelve (12) months after the Closing Date and shall thereafter expire, except that any representation or warranty with respect to which a claim has been made for a Breach thereon prior to such date shall survive until such claim is resolved; provided, that, the foregoing limitations on survival shall not apply to (i) claims based on criminal matters, fraud or intentional misrepresentation (“Fraud Claims”), which shall survive without limitation (and in no event less than six years) or (ii) claims based on Breaches of the representations and warranties set forth in (x) Sections 3.2 (Authority), 3.4 (Capitalization), 3.8 (Employee Benefit Plans), 3.10 (Taxes) and 3.20 (Brokers), which shall survive the Closing until the date on which the underlying statute of limitations expires (or if there is no applicable statute of limitations relating thereto, such representation and warranty shall survive indefinitely) and (y) Section 3.17 (Intellectual Property), which shall survive the Closing until the date two (2) years from the Closing Date (collectively, the claims described in this clause (ii), the “Excluded Claims”). Any Indemnified Party may bring a claim hereunder for potential or contingent Damages notwithstanding the fact that the full amount of such potential or contingent Damages is not readily determinable.
     9.5 Limitations on Indemnification.
          (a) There shall be no liability for Damages for breaches of representations and warranties unless and until the aggregate amount of all Damages for all claims asserted by the Indemnified Parties exceeds $100,000 (the “Threshold Amount”); provided, that, after the aggregate amount of Damages exceeds the Threshold Amount, all Damages, except the first $50,000, shall be recoverable by the Indemnified Parties; provided that, the foregoing limitations shall not apply to Fraud Claims or Excluded Claims, and Damages in connection with Fraud Claims and Excluded Claims shall not be counted towards the Threshold Amount.
          (b) The indemnification obligations of the Shareholders for Damages for breaches of representations and warranties shall be limited to an amount equal to the Deferred Payment (the “General Cap”); provided, that, the foregoing limitation shall not apply to (i) the Excluded Claims, which shall be limited to an amount equal to the Merger Consideration or (ii) Fraud Claims. With respect to any of the items so excluded from the General Cap pursuant to the preceding sentence, in each case, no Damages incurred in connection with such items shall be counted in determining whether the General Cap in this Section 9.5(b) has been exceeded. No Shareholder shall have an indemnification obligation in excess of the aggregate amount of the Merger Consideration paid or payable to such Shareholder.
          (c) For all purposes of this Article IX (including purposes of determining whether a breach of any representation or warranty has occurred and purposes of determining the amount of Damages arising from any such Breach), all representations and warranties shall be treated as if the words “materially,” “in all material respects,” “Material Adverse Effect” or similar words were omitted from such representations and warranties. The indemnification obligations of the Parties hereto and the rights and remedies that may be exercised by an Indemnified Party shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of any of the Indemnified Parties or any of their Representatives.
     9.6 No Contribution. Effective at the Effective Time, except as expressly set forth in this Agreement and the exhibits hereto, each Shareholder hereby irrevocably waives, releases and discharges

(i) the Company and its past and present directors, officers, employees, agents and attorneys, and (ii) Parent and Merger Sub and their respective past and present directors, officers, employees, agents and attorneys (collectively, (i) and (ii) are referred to as the “Releasees”), from any and all Liabilities, obligations, claims, damages, judgments, demands, penalties, costs, fees, expenses (including, without limitation, attorneys’ fees and expenses), suits, debts, losses, accounts, covenants, promises and causes of action, to the undersigned of any kind or nature whatsoever that exist or may have existed at or prior to the Effective Time of the Merger, whether in the undersigned’s capacity as a shareholder or holder of other securities of the Company (and any derivative claims with respect thereto), or as an officer, director, advisor, consultant or employee of the Company, or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, whether under any agreement or understanding or at law or equity or otherwise (including without limitation under any federal or state securities laws), and the undersigned shall not seek to recover any amounts in connection therewith or thereunder from any of the Releasees. This release includes but is not limited to any claims for tort, breach of contract or otherwise. Each Shareholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Company, Parent, the Merger Sub and their respective Affiliates, directors, officers and employees, and, after the Effective Time, the Surviving Corporation, in connection with any actual or alleged breach of any representation, warranty or obligation set forth in this Agreement or any claim for Damages under Section 9.1.
     9.7 Right of Offset. In the event that any Shareholder shall have an indemnification obligation for Damages to Parent or any other Indemnified Party, Parent shall have the right (but not the obligation) to offset the amount of the Damages against any portion of the Merger Consideration otherwise payable pursuant to this Agreement to the Shareholders (including without limitation the Deferred Payment). From time to time, Parent may amend prior claims to reflect additional Damages under such claims. No limitation on the Parent’s ability to exercise the rights set forth in this Section shall affect any Indemnified Party’s rights hereunder or otherwise. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Parent or any other Indemnified Party is or may be entitled at law or equity or in any administrative or other proceeding or under this Agreement (including any exhibits hereto).
     9.8 Exclusive Remedy. The Deferred Payment shall be the sole and exclusive source of satisfying obligations of the Shareholders for all claims for breaches of representations and warranties of the Company, other than (i) Fraud Claims, and (ii) the Excluded Claims.
     9.9 No Double Recovery; Use of Insurance. Notwithstanding anything herein to the contrary, no party shall be entitled to reimbursement under any provision of this Agreement for any amount to the extent such party has previously been reimbursed for such amount under any other provision of this Agreement. The Indemnified Parties shall not be entitled to recover from the Indemnifying Party (and shall refund amounts received up to the amount of indemnification actually received) with respect to any Damages to the extent such Indemnified Party actually recovers an insurance payment specified in the policy (except to the extent any such insurance proceeds must be repaid by the Indemnified Party or its Affiliate to the insurer through adjustments to past, present or future premiums or other similar mechanisms payable within the three (3) year period following the date of the claim giving rise to such increase). For all tax reporting purposes, Parent and the Company shall treat any indemnification payment made pursuant to this Article IX as an adjustment to the Merger Consideration.

ARTICLE X
COVENANT NOT TO COMPETE
     10.1 Prohibited Activities. For the period commencing with Closing and ending on the third (3rd) anniversary of the Closing, each Significant Shareholder agrees not to, for any reason whatsoever, directly or indirectly, for himself, or on behalf of or in conjunction with any other Person:
          (a) engage as a shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as a director, officer, employee, independent contractor, consultant or advisor, in any business selling any products or services the same as or similar to the Acquired Business in competition with the Company or Parent; provided, however, that neither the Significant Shareholder nor any of the Significant Shareholder’s Affiliates shall be precluded from the ownership of securities of corporations that are listed on a national securities exchange or traded in the national over-the-counter market in an amount that shall not exceed one percent (1%) of the outstanding shares of any such corporation;
          (b) employ, or call upon for the purpose or with the intent of enticing or soliciting away from or out of the employ of the Company, Parent or Parent’s Subsidiaries, any person who is at that time, or was within one (1) year prior to that time, an employee of the Company, Parent or Parent’s Subsidiaries;
          (c) (i) other than on behalf of Parent, sell products or services to, or call upon for the purpose of soliciting or selling products or services to, any Person who is at that time, or has been within one (1) year prior to that time, a customer or prospective customer of the Company, Parent or the Parent’s Subsidiaries, (ii) induce or attempt to induce any Person who is at that time, or has been within one (1) year prior to that time, a customer or prospective customer of the Company, Parent or the Parent’s Subsidiaries, to cease doing business, or reduce the amount of business such Person does, with the Company or (iii) interfere with or diminish the relationship between any Person who is at that time, or has been within one (1) year prior to that time, a customer or prospective customer of the Company, Parent or the Parent’s Subsidiaries, and the Company; or
          (d) publish any statement or make any statement (under any circumstances reasonably likely to become public) critical of Parent, the Company or any of the Parent’s Subsidiaries, or in any way adversely affecting or otherwise maligning the reputation of Parent, the Company or any of Parent’s Subsidiaries.
The Parties intend that the covenants contained in this Section 10.1 shall be deemed to be a series of separate covenants, one for each county in each state of the United States and, except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in this Section 10.1.
     10.2 Damages. Because of the difficulty of measuring economic losses to Parent and its Affiliates as a result of a breach of the foregoing covenants in this ARTICLE X, and because of the immediate and irreparable damage that could be caused to Parent and its Affiliates for which it would have no other adequate remedy, each Significant Shareholder agrees that the foregoing covenant may be enforced by Parent in the event of breach or threatened breach by such Significant Shareholder, in addition to, but not in lieu of, any other available remedies (including, without limitation, monetary Damages), by injunctions, restraining orders or other equitable remedies, without necessity of posting an injunction bond.

     10.3 Reasonable Restraint. It is agreed by the Parties that the foregoing covenants in this ARTICLE X impose a reasonable restraint on the Significant Shareholders in light of the activities and business of Parent, the Company and Parent’s Affiliates on the date of the execution of this Agreement and the current plans of the Company, Parent and its Affiliates; but it is also the intent of the Parties, that such covenants be construed and enforced in accordance with the changing activities and business of Parent and its Affiliates throughout the term of this covenant. Each of the Significant Shareholders agrees that the foregoing covenants in this ARTICLE X do not unreasonably restrict such Significant Shareholder’s ability to earn a livelihood.
     10.4 Independent Covenant. Each of the covenants in this ARTICLE X shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of either Significant Shareholder against Parent, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Parent of any such covenant. It is understood by the Parties that the covenants contained in this ARTICLE X are essential elements of this Agreement and that, but for the agreement of the Significant Shareholders to comply with such covenants, Parent would not have agreed to enter into this Agreement. The Significant Shareholders and Parent have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by Parent. Each Significant Shareholder hereby agrees that all covenants contained in this ARTICLE X are material, reasonable and valid and waive all defenses to the strict enforcement hereof by Parent. The covenants in this ARTICLE X are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event that any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed. The covenants contained in this ARTICLE X shall not be affected by any breach of any other provision of this Agreement by any Party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.
ARTICLE XI
TERMINATION
     11.1 Termination.
          (a) This Agreement may, by notice given on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned at any time prior to the Closing Date:
               (i) by mutual agreement of the Company and Parent;
               (ii) by the Company if there has been a misrepresentation or a default or breach by Parent with respect to its representations or warranties in this Agreement or in any ancillary document or the due and timely performance of any of Parent’s covenants and agreements contained in this Agreement or in any ancillary document, in each case such that the conditions set forth in Sections 8.1 or 8.2 hereof would not be satisfied, and such misrepresentation, default or breach shall not have been cured within five (5) days after receipt by Parent of notice specifying particularly such misrepresentation, default or breach;

               (iii) by Parent if there has been a misrepresentation or a default or breach by the Company with respect to any of its respective representations or warranties in this Agreement or in any ancillary document or the due and timely performance by the Company of any of its respective covenants and agreements contained in this Agreement or in any ancillary document, in each case such that the conditions set forth in Sections 7.1 or 7.2 hereof would not be satisfied, and such misrepresentation, default or breach shall not have been cured within five (5) days after receipt by the Company of notice specifying particularly such misrepresentation, default or breach;
               (iv) by the Company or by Parent if the Closing shall not have occurred on or before 90 days after the date hereof; provided that the Party seeking to terminate this Agreement shall not be entitled to terminate this Agreement if its breach or violation of any representation, warranty or covenant contained herein shall have been the principal cause of the Closing not having occurred on or before such date;
               (v) by Parent if Written Consents evidencing the Requisite Vote shall not have been delivered, properly completed and executed to approve the Merger, this Agreement and the documents and transactions contemplated hereby within two (2) days of the date hereof, or if any Significant Shareholder shall have indicated to the Company or Parent its intention to exercise dissenter’s rights;
               (vi) by the Company or by Parent, if (i) there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions by any Government Authority which would make the consummation of the transactions illegal; or
               (vii) by Parent if it shall have determined there has occurred an effect, event or change which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.
          (b) In the event of the termination of this Agreement pursuant to Section 11.1(a), (i) the Merger shall be abandoned; (ii) the provisions of this Article XI, Section 6.3 and Article XII shall remain in full force and effect and survive any termination of this Agreement; and (iii) each Party shall remain liable for any breach of this Agreement prior to its termination.
ARTICLE XII
MISCELLANEOUS
     12.1 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns; provided, however, that the Company may not make any assignment of this Agreement or any interest herein without the prior written consent of Parent. Any such purported assignment without such prior written consent shall be void and of no force or effect. This Agreement and the severable rights and obligations inuring to the benefit of or to be performed by Parent hereunder may be assigned by Parent to a third party, in whole or in part, and to the extent so assigned, the Company hereby recognizes said assignee as the party-in-interest with respect to the rights and obligations assigned and agrees to look solely to said assignee for the purpose of conferring benefits, or requiring performance of obligations, assigned to it by Parent.

     12.2 Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.
     12.3 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the state courts of the Commonwealth of Virginia, Fairfax County, and (b) the United States District Court for the Eastern District of Virginia, for the purposes of any suit, action or other proceeding arising out of this Agreement or any agreement entered into in connection with this Agreement or any transaction contemplated hereby or thereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Eastern District of Virginia or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of the Commonwealth of Virginia, Fairfax County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Virginia with respect to any matters to which it has submitted to jurisdiction in this Section 12.3. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any agreement entered into in connection with this Agreement or the transactions contemplated hereby and thereby in (i) the state courts of the Commonwealth of Virginia, Fairfax County, or (ii) the United States District Court for the Eastern District of Virginia, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. This Section 12.3 shall not apply to any dispute under Section 1.12 that is required to be decided by the Accounting Firm.
     12.4 Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any agreement entered into in connection with this Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and any agreement entered into in connection with this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.4.
     12.5 Specific Performance. The Company acknowledges that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by Company of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, Parent shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the Company’s covenants and agreements contained in this Agreement. All rights and remedies of Parent under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.
     12.6 Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

     12.7 Amendment. This Agreement may be amended, supplemented or modified only by execution of an instrument in writing signed by Parent, the Company and the Shareholders’ Representative.
     12.8 Waiver. Any Party hereto may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other Parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements of the other Parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.
     12.9 Notices. All notices, requests, consents, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery; (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; or (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery. All notices, consents, waivers, or other communications required or permitted to be given hereunder shall be addressed as follows:
(a) If to Parent:
Sourcefire, Inc.
9770 Patuxent Woods Drive
Columbia, MD 21046
Attention: General Counsel
Telephone: (410) 290-1616
Facsimile: (410) 290-0024
with a copy to:
Morrison & Foerster LLP
1650 Tysons Boulevard
Suite 400
McLean, Virginia 22102
Attention: Thomas J. Knox, Esq.
                 Charles W. Katz, Esq.
Telephone: (703) 760-7700
Facsimile: (703) 760-7777

(b) If to the Company prior to the Closing:
Immunet Corporation
2741 Middlefield Road
Palo Alto, CA 94306
Attention: Oliver Friedrichs
Telephone: (510) 962-3114
with a copy to:
White & Lee LLP
541 Jefferson Avenue
Suite 100
Redwood City, California 94063
Attention: David R. Lee, Esq.
                 Craig Malina, Esq.
Telephone: (650) 298-6000
Facsimile: (650) 298-6099
(c) If to the Shareholders’ Representative:
Oliver Friedrichs
1177 Canada Road
Woodside, California 94062
Telephone: (650) 208-5151
Facsimile: (650) 275-7620
with a copy to:
White & Lee LLP
541 Jefferson Avenue
Suite 100
Redwood City, California 94063
Attention: David R. Lee
                 Craig Malina
Telephone: (650) 298-6000
Facsimile: (650) 298-6099
or at such other address or addresses as the Party addressed may from time to time designate in writing pursuant to notice given in accordance with this section.
     12.10 Expenses. Except as otherwise provided in Article IX, all Transaction Expenses of the Company shall constitute Non-Ordinary Course Liabilities hereunder and shall be deducted from the Merger Consideration pursuant to Article I hereof. All Transaction Expenses of Parent shall be the responsibility of Parent. All Transaction Expenses of any Shareholder shall be the responsibility of such Shareholder.

     12.11 Complete Agreement. This Agreement, those documents expressly referred to herein, including all exhibits and schedules hereto, and the other documents of even date herewith, together with the Mutual Non-Disclosure Agreement, dated as of June 11, 2010 between the Company and Parent, embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representation by or among the Parties, written or oral, which may have related to the subject matter herein.
     12.12 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, employee or partner of any Party hereto or any other Person.
     12.13 Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto.
     12.14 Further Representations. Each Party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transaction contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the Tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other Party as to such Tax and securities consequences.
     12.15 Gender. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.
     12.16 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
     12.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Agreement and any document or schedule required hereby may be executed by facsimile signature which shall be considered legally binding for all purposes.
[Signatures appear on following pages.]

     IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

SOURCEFIRE, INC.
By:	/s/ Todd P. Headley
	Name:	Todd P. Headley
	Title:	Chief Financial Officer

CLOUD ACQUISITION CORPORATION
By:	/s/ Todd P. Headley
	Name:	Todd P. Headley
	Title:	President

IMMUNET CORPORATION
By:	/s/ Oliver Friedrichs
	Name:	Oliver Friedrichs
	Title:	Chief Financial Officer

SIGNIFICANT SHAREHOLDERS
/s/ Oliver Friedrichs
Oliver Friedrichs

/s/ Alfred Huger
Alfred Huger

SHAREHOLDERS’ REPRESENTATIVE
/s/ Oliver Friedrichs
Oliver Friedrichs
Signature Page to Agreement and Plan of Merger

APPENDICES
Appendix A            Defined Terms
Appendix B            Key Shareholders
Appendix C            Certain Items
EXHIBITS
Exhibit A            Form of 280G Waiver
Exhibit B            Form of Shareholders’ Agreement
Exhibit C            Form of Plan of Merger
Exhibit D            Form of Articles of Incorporation of the Surviving Corporation
Exhibit E            Form of Bylaws of the Surviving Corporation
Exhibit F            Form of Letter of Transmittal
Exhibit G            Form of Opinion of Company Counsel
Exhibit H-1        Release Criteria for Beta Version of Enterprise Software Product
Exhibit H-2       Release Criteria for GA Version of Enterprise Software Product

APPENDIX A
DEFINED TERMS
          (1) “280G Shareholder Approval” shall have the meaning set forth in Section 6.12(e).
          (2) “280G Waiver” shall have the meaning set forth in the Recitals.
          (3) “Accounting Firm” means an accounting firm mutually satisfactory to Parent and the Shareholders’ Representative.
          (4) “Acquired Business” means the cloud computing-based anti-malware business, as currently conducted and proposed to be conducted by the Company.
          (5) “Affiliate” means as to any Party, any Person which directly or indirectly is in control of, is controlled by, or is under common control with, such Party, including any Person who would be treated as a member of a controlled group under Section 414 of the Code and any officer or director of such Party. For purposes of this definition, an entity shall be deemed to be “controlled by” a Person if the Person possesses, directly or indirectly, power either to (i) vote ten percent (10%) or more of the securities (including convertible securities) having ordinary voting power or (ii) direct or cause the direction of the management or policies of such entity whether by contract or otherwise; and, as to a Party who is a natural person, such person’s spouse, parents, siblings and lineal descendants. For the avoidance of doubt, from and after the Closing, Parent’s Affiliates shall include without limitation the Company.
          (6) “Aggregate Preference Amount” means an amount equal to the product of (i) the Series A Per Share Preference, multiplied by (ii) the sum of (A) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time, plus (B) the aggregate number of shares of Series A Preferred Stock subject to the Series A Warrants.
          (7) “Agreement” shall have the meaning set forth in the Introduction.
          (8) “Articles of Incorporation” means the Company’s Amended and Restated Articles of Incorporation, as amended from time to time.
          (9) “Balance Sheet” means the unaudited balance sheet of the Company at November 30, 2010.
          (10) “Balance Sheet Date” means the date of the Balance Sheet.
          (11) “Beta Release” shall have the meaning set forth in Section 1.7(a).
          (12) “Beta Version” means a stable and feature rich (although possibly not feature complete) version of the Enterprise Software Product, which is suitable for testing and operation outside of the Company by beta testers who will run such version in a variety of computing environments and provide feedback on the product’s performance to the Company. The Beta Version will conform to the specifications set forth on Exhibit H-1.
          (13) “Certificates” shall have the meaning set forth in Section 1.13(a).
          (14) “CGCL” means the California General Corporation Law.

          (15) “Claim Notice” shall have the meaning set forth in Section 9.2.
          (16) “Closing” means the closing of the transactions contemplated by this Agreement.
          (17) “Closing Adjustments” means the Closing Net Working Capital, the Indebtedness, and the Non-Ordinary Course Liabilities, collectively.
          (18) “Closing Amount” means an amount equal to (i) the Merger Consideration, less (ii) the sum of (A) the First Performance Amount, plus (B) the Second Performance Amount, plus (C) the Deferred Payment.
          (19) “Closing Balance Sheet” means a balance sheet of the Company as of the Closing Date on a post-Closing basis, prepared in accordance with GAAP, reflecting the payment from the Merger Consideration of Indebtedness and Non-Ordinary Course Liabilities, and setting forth the Closing Net Working Capital.
          (20) “Closing Date” means the date on which the Closing occurs.
          (21) “Closing Net Working Capital” means the amount by which the total current assets of the Company (including cash, and including Option Proceeds and Warrant Proceeds deemed to be paid in connection with the Merger, but excluding any Tax assets) exceeds the total current liabilities of the Company (other than Indebtedness and Non-Ordinary Course Liabilities), in each case determined as of the Closing Date on a post-Closing basis in accordance with GAAP.
          (22) “Code” means the Internal Revenue Code of 1986, as amended.
          (23) “Common Per Share Closing Amount” means an amount equal to the quotient obtained by dividing (i) an amount (but not below zero) equal to the difference between (A) the Closing Amount, minus (B) the Aggregate Preference Amount, divided by (ii) the sum of (x) aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, plus (y) the aggregate number of shares of Company Common Stock into which all options, warrants, or other rights to acquire or receive shares of Common Stock, whether vested or unvested, outstanding immediately prior to the Effective Time, if any, could be converted.
          (24) “Common Warrant” means the warrants issued by the Company to purchase shares of Company Common Stock.
          (25) “Common Warrant Termination Agreement” shall have the meaning set forth in Section 1.9(b).
          (26) “Company” shall have the meaning set forth in the Introduction.
          (27) “Company Common Stock” means the Company’s Common Stock, no par value per share.
          (28) “Company Employees” shall have the meaning set forth in Section 3.9(a).
          (29) “Company Intellectual Property Rights” means the Intellectual Property Rights that are necessary to or useful in the conduct of the business of the Company as currently conducted and as proposed to be conducted.

          (30) “Company Open Source Projects” shall have the meaning set forth in Section 3.17(m).
          (31) “Company Option Plan” means the 2009 Equity Incentive Plan.
          (32) “Company Options” means all options to purchase shares of Company Common Stock granted pursuant to the Company Option Plan.
          (33) “Company Plan” shall have the meaning set forth in Section 3.8(a).
          (34) “Company Stock” means the capital stock of the Company.
          (35) “Competing Transaction” shall have the meaning set forth in Section 6.4.
          (36) “Consent Solicitation Statement” shall have the meaning set forth in Section 6.12(a).
          (37) “Content” shall have the meaning set forth in Section 3.17(j).
          (38) “Contract” means any note, bond, mortgage, debt instrument, security agreement, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, purchase and sale order, or other agreement or arrangement, oral or written, to which the Company is a party or by which the Company or any of its assets or properties are bound.
          (39) “Corporate Transaction” means any of the following transactions involving Parent: (i) a merger or consolidation in which Parent is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which Parent is incorporated; (ii) the sale, transfer or other disposition of all or substantially all of the assets of Parent; or (iii) acquisition in a single or series of related transactions by any person or related group of persons (other than Parent or by a Parent-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Parent’s outstanding securities.
          (40) “Damages” means all Liabilities, losses, claims, demands, damages (including incidental and consequential damages), punitive damages, causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, Taxes, interest (including interest from the date of such damages) and costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements of every kind, nature and description, whether incurred in connection with a third party claim, demand or Proceeding in seeking to enforce the Agreement (including the indemnification obligations set forth in Article IX)), or otherwise.
          (41) “Deferred Payment” shall have the meaning set forth in Section 1.10.
          (42) “Dissenting Shares” shall have the meaning set forth in Section 1.15.
          (43) “Domain Names” shall have the meaning set forth in Section 3.17(j).
          (44) “Effective Time” shall have the meaning set forth in Section 1.2.
          (45) “Employee Agreements” shall have the meaning set forth in the Recitals.

          (46) “Employee Incentive Plan” means an employee retention plan in a form mutually agreed upon by the Stockholders Representative and the Parent.
          (47) “Encumbrance” means any claim, lien, pledge, assignment, option, charge, easement, security interest, right-of-way, encumbrance, mortgage or other right (including without limitation, with respect to any shares of Company Stock, any preemptive right, right of first refusal, put, call or other restriction on transfer).
          (48) “End-User Agreements” shall have the meaning set forth in Section 3.17(d).
          (49) “Enterprise Software Product” means a new enterprise software version of the Immunet Protect product of the Company, the development of which began prior to the Effective Time and which will continue after the Effective Time, and the specifications of which are set forth in Exhibits H-1 and H-2.
          (50) “Environment” means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.
          (51) “Environmental Laws” means all Laws relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et. seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 121 et. seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et. seq., the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601 et. seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.
          (52) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          (53) “ERISA Affiliate” means each Person which is or was required to be treated as a single employer with the Company or its current or former Subsidiaries under Section 414 of the Code or Section 4001(b)(1) of ERISA.
          (54) “Estimated Closing Adjustment” shall have the meaning set forth in Section 1.11(a).
          (55) “Estimated Closing Balance Sheet” means an estimated balance sheet of the Company as of the Closing-Date on a post-Closing basis, prepared in accordance with GAAP, reflecting the payment from the Merger Consideration of Indebtedness and Non-Ordinary Course Liabilities, and setting forth the Estimated Net Working Capital.
          (56) “Estimated Net Working Capital” means the amount by which the total current assets of the Company (including cash, and including Option Proceeds and Warrant Proceeds deemed to be paid in connection with the Merger, but excluding any Tax assets) exceeds the total current liabilities (other than Indebtedness and Non-Ordinary Course Liabilities) of the Company, in each case determined as of the Closing Date on a post-Closing basis in accordance with GAAP.
          (57) “Estimated Net Working Capital Deficit” shall mean the amount, if any, determined as of the Closing Date, by which the Target Net Working Capital exceeds the Estimated Net Working Capital.
          (58) “Estimated Net Working Capital Surplus” shall mean the amount, if any, determined as of the Closing Date, by which the Estimated Net Working Capital exceeds the Target Net Working Capital.
          (59) “Excluded Claims” shall have the meaning set forth in Section 9.4.
          (60) “Facilities” shall have the meaning set forth in Section 3.11(a).
          (61) “Financial Statements” means the Year-End Financials and the Interim Financials.
          (62) “FIRPTA” means the Foreign Investment and Real Property Tax Act of 1980, as amended.
          (63) “FIRPTA Notification Letter” means a letter from the Company stating that the Company Stock does not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) and a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).
          (64) “First Performance Payment” means an amount equal to Two Million Dollars ($2,000,000), payable (if at all) in accordance with Section 1.7(a).
          (65) “First Pro Rata Performance Amount” means an amount equal to the quotient obtained by dividing (i) the First Performance Payment, by (ii) the aggregate number of shares of Company Common Stock outstanding, or subject to Company Options or Common Warrants, as of immediately prior to the Effective Time.
          (66) “Fraud Claims” shall have the meaning set forth in Section 9.4.
          (67) “Fully Diluted Share Number” means the sum (without duplication as to any share of Company Common Stock in the event more than one of (A), (B) or (C) are applicable to such share of Company Common Stock) of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus (B) the aggregate number of shares of Company Common Stock into which all shares of Series A Preferred Stock outstanding could be converted immediately prior to the Effective Time (assuming full exercise of all outstanding Series A Warrants), plus (C) the aggregate number of shares of Company Common Stock into which all options, warrants, or other rights to acquire or receive shares of Common Stock, whether vested or unvested, outstanding immediately prior to the Effective Time, if any, could be converted.
          (68) “GAAP” means United States generally accepted accounting principles, consistently applied.

          (69) “GA Release” shall have the meaning set forth in Section 1.7(b)
          (70) “GA Version” means a golden master final production version of the Enterprise Software Product that is feature complete, stable, ready for production use in customer environments, and is made generally available to the public for licensing and use. The GA Version will be released upon completion of the criteria set forth on Exhibit H-2.
          (71) “General Cap” shall have the meaning set forth in Section 9.5(b).
          (72) “Government” means any agency or instrumentality of the United States of America or any state or territory or subdivision thereof and any agency or instrumentality of any of the foregoing.
          (73) “Government Authority” means any nation or government, any state or other instrumentality or political subdivision thereof (including any county or city), and any entity exercising executive, legislative, judicial, military, regulatory or administrative functions of or pertaining to government.
          (74) “Government Bid” means a bid, tender or proposal which, if accepted, would result in a Government Contract.
          (75) “Government Contract” means any Contract, including an individual task order, delivery order, purchase order, or blanket purchase agreement, between the Company and the U.S. Government or any other Government Authority, as well as any subcontract or other arrangement by which (i) the Company has agreed to provide goods or services to a prime contractor, to the Government Authority, or to a higher-tier subcontractor or (ii) a subcontractor or vendor has agreed to provide goods or services to the Company, where, in either event, such goods or services ultimately will benefit or be used by the Government Authority, including any closed Contract or subcontract as to which the right of the U.S. Government or a higher-tier contractor to review, audit, or investigate has not expired.
          (76) “Hazardous Substance” means any toxic waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Environmental Law.
          (77) “Holder” has the meaning as set forth in Section 1.11(b).
          (78) “Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (iii) all obligations of such Person issued or assumed for deferred purchase price payments, (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (vii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (viii) all obligations of such Person or another Person secured by an Encumbrance on any asset of such first Person, whether or not such obligation is assumed by such first Person, and (ix) any guaranty of any Indebtedness of any other Person.
          (79) “Indemnified Party” means Parent, Merger Sub and, after the Closing, the Surviving Corporation, and their respective officers, directors, employees, shareholders, assigns, successors, agents, attorneys and Affiliates.
          (80) “Information Statement” shall have the meaning set forth in Section 6.12(c).
          (81) “Intellectual Property Rights” means all world-wide (i) patents, patent applications, patent disclosures, certificates of invention and other governmental grants for the protection of inventions or industrial designs (including provisional applications, continuations, continuations-in-part, divisionals, renewals, extensions, reissues and reexaminations), (ii) Trademarks (registered and unregistered), (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, together with all authors’ and moral rights, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including, without limitation, source code, object code, macros, scripts, objects, routines, modules and other components), data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, processes, techniques, methods, research and development information and results, drawings, specifications, designs, plans, proposals, technical data, marketing plans and customer, prospect and supplier lists and information), (vii) other intellectual property rights throughout the world (including, without limitation, inventors’ rights and moral rights), (viii) “technical data” as defined in 48 Code of Federal Regulations, Part 52 and underlying agency supplements, and (ix) copies and tangible embodiments thereof (in whatever form or medium).
          (82) “Interim Financials” means the Balance Sheet and the unaudited statement of income of the Company for the eleven-month period ended November 30, 2010.
          (83) “IRS” means the Internal Revenue Service or any successor agency thereto.
          (84) “Key Shareholders” shall have the meaning set forth in the Recitals.
          (85) “Knowledge” means the actual knowledge after reasonable inquiry of each of Oliver Friedrichs, Alfred Huger, Adam O’Donnell and Zulfikar Ramzan.
          (86) “Laws” means all laws, statutes, ordinances, rules and regulations of any Government Authority, including all orders, judgments, injunctions, awards, decisions or decrees of any court having effect of law.
          (87) “Letter of Intent” means the letter agreement, dated as of November 28, 2010, by and among the Company, Parent and the Shareholders named therein (together with Exhibit A thereto).
          (88) “Letter of Transmittal” shall have the meaning set forth in Section 1.13(a).
          (89) “Liability” or “Liabilities” means, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

          (90) “Material Adverse Effect” means any effect, event or change which, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on (i) the operations, assets, the business or the condition (financial or otherwise), properties, Liabilities, reserves, working capital, earnings, technology, prospects or relations with customers, suppliers, distributors, employees or regulators, or (ii) the right or ability to consummate the transactions contemplated hereby; provided that, in no event shall any of the following, in and of itself, be deemed to have or constitute a Material Adverse Effect: (i) any effects, events or changes that are directly caused by or directly result from conditions affecting the industries in which such Person or its Subsidiaries participates, (ii) any effects, events or changes that are directly caused by or directly result from conditions affecting the U.S. economy as a whole or (iii) any effects, events or changes that are directly caused by or directly result from acts of war or terrorism, but only if, in the case of (i), (ii) and (iii), such effects, events or changes do not disproportionately affect such Person or its Subsidiaries.
          (91) “Merger” shall have the meaning set forth in the Recitals.
          (92) “Merger Consideration” shall have the meaning set forth in Section 1.6(a).
          (93) “Merger Sub” shall have the meaning set forth in the Introduction.
          (94) “Merger Sub Common Stock” means the Company Common Stock, $0.01 par value per share, of Merger Sub.
          (95) “Nonconsenting Shareholders” shall have the meaning set forth in Section 6.12(c).
          (96) “Non-Exclusive Licenses” shall have the meaning set forth in Section 6.4.
          (97) “Non-Ordinary Course Liabilities” means all Liabilities of the Company not incurred in the ordinary course of business of the Company as of the Closing Date, including, without limitation: (i) any Liability for severance or other compensation provided or payable to employees or consultants of the Company in connection with the Merger (including without limitation, any bonuses or cash compensation payable upon, as a result of, or contingent upon, the consummation of the Merger and any severance obligations for employees who terminate employment prior to Closing or within six (6) months after Closing), including, in each case, any employee withholding Taxes and any employer payroll Taxes thereon, (ii) any Transaction Expenses of the Company; and (iii) any carve-out plans, any transaction bonuses and any expenses or deferred compensation, including, without limitation, any deferred compensation payable to any employees of the Company (whether or not occurring as a result of the Merger).
          (98) “Objection Deadline” shall have the meaning set forth in Section 9.2.
          (99) “Objection Notice” shall have the meaning set forth in Section 9.2.
          (100) “Offer Letter” shall have the meaning set forth in the Recitals.
          (101) “Option Proceeds” means cash proceeds received by the Company from the date hereof through the Closing Date pursuant to the exercise of Company Options.
          (102) “Option Termination Agreement” shall have the meaning set forth in Section 1.8(a).

          (103) “Parent” shall have the meaning set forth in the Introduction.
          (104) “Parent Confidential Information” means all documents and information concerning Parent or the Company or any of their respective Representatives furnished in connection with this Agreement or the transactions contemplated hereby (including, without limitation, any claim or dispute arising out of or related to this Agreement or the transactions contemplated hereby, or the interpretation, making, performance, breach or termination thereof).
          (105) “Parent Prepared Return” shall have the meaning set forth in Section 6.6(a)(i).
          (106) “Party” and “Parties” shall have the meanings set forth in the Introduction.
          (107) “Performance Payments” means the sum of the First Performance Payment and the Second Performance Payment.
          (108) “Performance Payment Recipient” shall have the meaning set forth in Section 1.7.
          (109) “Person” means any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, Government Authority or other entity.
          (110) “Plan of Merger” shall have the meaning set forth in Section 1.2.
          (111) “Post-Closing Adjustment” shall have the meaning set forth in Section 1.12(e).
          (112) “Potential Parachute Recipient” shall have the meaning set forth in Section 3.10(i).
          (113) “Privacy Policies” shall have the meaning set forth in Section 3.17(n).
          (114) “Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation, suit or appeal (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted, heard by or before or otherwise involving any Government Authority or arbitrator.
          (115) “Product” means any software, hardware, firmware, appliance, sensor, server, equipment or device now or within the past seven (7) years offered for sale, license or distribution or for use on a service or subscription basis by the Company, together with all user documentation, code (source and object), data, scripts, macros, modules, libraries, objects and other files and information supplied, sold or licensed with such software, hardware, firmware, appliance, sensor, server, equipment or device.
          (116) “Product Agreements” shall have the meaning set forth in Section 3.17(d).
          (117) “Proprietary Information Agreement” means Parent’s standard form Employee Proprietary Information, Inventions, and Non-Competition Agreement.
          (118) “Pro Rata Share” means the quotient obtained by dividing 1, by the Fully-Diluted Share Number.
          (119) “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, “copyleft,” open source code software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License, (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards Source License (SISSL), (vii) the BSD License, (viii) the Apache Software License, or (ix) any other license described by the Open Source Initiative as set forth at www.opensource.org.
          (120) “Recommendation” shall have the meaning set forth in Section 6.12(a).
          (121) “Related Party” means any officer, director, employee, shareholder or Affiliate of the Company, any individual related by blood, marriage or adoption to any of the foregoing individuals or any entity in which any such Person or individual owns any beneficial interest.
          (122) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into, onto or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.
          (123) “Releasees” shall have the meaning set forth in Section 9.6.
          (124) “Representatives” means, as to a Person, such Person’s Affiliates and shareholders and any officers, directors, employees, consultants, advisors, trustees, accountants, agents, representatives and attorneys, or any representative thereof, including without limitation, any broker disclosed in Article III or Article V hereof.
          (125) “Requisite Vote” means the affirmative vote of the holders of (i) at least a majority of the outstanding shares of Series A Preferred Stock, and (ii) at least a majority of the shares of the Company’s capital stock, calculated on an as-if-converted to Common Stock basis, voting together as a single class.
          (126) “Second Performance Payment” means an amount equal to Two Million Dollars ($2,000,000), payable (if at all) in accordance with Section 1.7(b).
          (127) “Second Pro Rata Performance Amount” means an amount equal to the quotient obtained by dividing (i) the Second Performance Payment, by (ii) the aggregate number of shares of Company Common Stock outstanding, or subject to Company Options or Common Warrants, as of immediately prior to the Effective Time.
          (128) “Series A Per Share Closing Amount” means an amount equal to the difference between (i) the Series A Per Share Preference, minus (ii) an amount equal to the product of (A) the Pro Rata Share, multiplied by (B) the Deferred Payment.
          (129) “Series A Per Share Preference” means an amount equal to (i) the Merger Consideration, as adjusted pursuant to the terms hereof, divided by (ii) Fully Diluted Share Number.
          (130) “Series A Preferred Stock” means the Company’s Series A Preferred Stock, no par value per share.
          (131) “Series A Warrant” means the warrants issued by the Company to purchase shares of Series A Preferred Stock.

          (132) “Series A Warrant Termination Agreement” shall have the meaning set forth in Section 1.9(a).
          (133) “Services” means any services provided by the Company to its customers, including without limitation, maintenance services, support services, consulting services and the provision of functionality through software that is hosted, maintained and operated by the Company, or any other Person on behalf of the Company, including without limitation software-as-a-service, ASP, or other hosted service offerings.
          (134) “Services Agreements” shall have the meaning set forth in Section 3.17(d).
          (135) “Shareholders” means the holders of the Company Stock.
          (136) “Shareholders’ Agreement” shall have the meaning set forth in the Recitals.
          (137) “Shareholders’ Representative” shall have the meaning set forth in Section 2.3(a).
          (138) “Significant Contract” means each Contract of the Company in effect as of the date of this Agreement to which the Company is a party or which affects the Company or its business or its assets, (i) with a dealer, broker, sales agency, advertising agency or other Person engaged in sales or promotional activities; (ii) which could require aggregate payments by or to the Company, or involve an unperformed commitment or services having a value, in excess of $25,000; (iii) pursuant to which the Company has made or will make loans or advances (other than for ordinary course travel and expenses consistent with past practices of the Company), or has or will incur debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another; (iv) which is an indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property or agreement for financing; (v) involving a partnership, joint venture or other cooperative undertaking; (vi) involving restrictions relating to the Company or its business with respect to the geographical area of operations or scope or type of business of the Company or the Company’s right to hire or solicit any Person as an employee, consultant or independent contractor; (vii) which is a power of attorney or agency agreement or written arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company; (viii) with respect to which the requirements for performance extend beyond one (1) year from the date of this Agreement; (ix) which contains warranties with respect to the products manufactured and/or sold or licensed by the Company (including any Products) other than those warranties expressly made in the literature accompanying such products or in the Company’s standard license agreement; (x) which provides for the acquisition, directly or indirectly (by merger or otherwise), of material assets (whether tangible or intangible) or the capital stock of another Person; (xi) which is an employment, consulting or professional advisor agreement (other than standard offer letters and consulting agreements); (xii) which cannot be terminated without penalty or payment on at least ninety (90) days’ notice; (xiii) which involves the sale, issuance or repurchase of any capital stock or securities of the Company or the securities of any other Person; (xiv) with any Government or Government Authority; (xv) which requires the consent of any other party thereto or triggers a change-of-control provision therein, in each case in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby; (xvi) which is a letter of intent providing for the potential sale of the Company, directly or indirectly, by asset or stock sale, merger or otherwise; or (xvii) which is not made in the ordinary course of business and which is to be performed at or after the date of this Agreement.
          (139) “Significant Customers” shall have the meaning set forth in Section 3.19.

          (140) “Significant Shareholder” shall have the meaning set forth in the Introduction.
          (141) “Statement of Closing Liabilities” means a schedule setting forth the amount of Indebtedness and Non-Ordinary Course Liabilities on the Closing Date as of immediately prior to the Closing.
          (142) “Statement of Estimated Closing Liabilities” means a schedule setting forth the estimated amount of Indebtedness and Non-Ordinary Course Liabilities on the Closing Date as of immediately prior to the Closing.
          (143) “Subsidiary” of a Person means any other Person more than 50% of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons.
          (144) “Surviving Corporation” shall have the meaning set forth in Section 1.1.
          (145) “Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States.
          (146) “Target Net Working Capital” means One Hundred Thousand Dollars ($100,000).
          (147) “Tax” means (i) all taxes, and all fees, levy, assessments or charges of a similar nature, imposed by any Government Authority, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative, minimum, or estimated tax, and (ii) any interest, penalty, or addition arising with respect to the foregoing, or the obligation to file Tax Returns, whether disputed or not.
          (148) “Tax Return” means any report, return, statement, claim for refund, election, declaration or other information with respect to any Tax required to be filed or actually filed with a Government Authority, including any schedule or attachment thereto, and including any amendment thereof, and where relevant, any statement required by a Government Authority be provided to a third party with respect to Taxes.
          (149) “Taxing Authority” means any Government Authority responsible for the assessment, determination, collection or administration of any Tax.
          (150) “Third Party Intellectual Property Rights” means any Company Intellectual Property Rights specifically designated as not owned by the Company on Schedule 3.17(b) that are necessary to or useful in the conduct of the business of the Company as currently conducted and proposed to be conducted.
          (151) “Threshold Amount” shall have the meaning set forth in Section 9.5(a).
          (152) “Trademarks” means any trademarks, service marks, trade dress, trade names, logos, domain names, URLs, corporate names, doing business as designations (DBAs), fictitious names,

service marks, and common law trademarks and service marks and trade dress, together with all of the goodwill associated therewith.
          (153) “Transaction Expenses” means, with respect to a Person, all fees, costs, commissions and expenses incurred by, paid or payable by such Person in connection with the transactions contemplated hereby, including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees, fees and expenses of accountants, and bank fees.
          (154) “Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration or other similar Taxes and fees.
          (155) “User Data” shall mean, to the extent collected or acquired by or on behalf of the Company, (i) all data related to impression and click-through activity of licensees or users, including user identification, licensing transactions and associated activities, at a website and all other data associated with a user’s or licensee’s behavior on a website, including, without limitation, any e-mail lists or other user or licensee information acquired by the Company directly or indirectly from a third party that collected such information, (ii) all data that contains a natural person’s full name (or last name if associated with an address), telephone number, e-mail address, physical address, photograph, identifier uniquely associated with a natural person such as a social security number, driver’s license number, credit or debit card number, passport number or customer number (but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify the person), or any other information that, alone or in combination, allows the identification of a natural person, (iii) known, assumed or inferred information or attributes about a user, and (iv) all derivatives and aggregations of (i), (ii) and (iii), including user profiles.
          (156) “Warrant Proceeds” means cash proceeds received by the Company from the date hereof through the Closing Date pursuant to the exercise of Series A Warrants and Common Warrants.
          (157) “Welfare Plan” means any (i) Employee Welfare Benefit Plan which is currently maintained, administered or contributed to (directly or indirectly through a professional employer organization or otherwise) by the Company or any ERISA Affiliate or (ii) Employee Welfare Benefit Plan which was previously maintained, administered or contributed to by the Company or an ERISA Affiliate.
          (158) “Written Consents” shall have the meaning set forth in Section 6.12(b).
          (159) “Year-End Financials” means the balance sheet of the Company and the statements of income cash flow and retained earnings of the Company at and for the fiscal years ended December 31, 2009.